SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Wellman, Inc.
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copy

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

_______________, 2003

Dear Stockholder:

We are pleased to enclose information about a Special Meeting of our Stockholders to be held on___________, 2003 at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey. The meeting will begin promptly at 10:00 a.m., local time.

At the special meeting we will ask you to consider and vote on a proposed equity investment of up to $125.4 million by Warburg Pincus Private Equity VIII, L.P., a private equity fund managed by Warburg Pincus LLC. This investment is to be made on the terms, and subject to various conditions, set forth in a securities purchase agreement dated as of February 12, 2003. Under this agreement, the investor has already purchased a convertible subordinated note in the initial principal amount of $20 million at par and received a warrant to purchase 1,250,000 shares of our Common Stock, which together are initially convertible (subject to certain requirements for conversion) and exercisable for approximately 8.7% of our outstanding Common Stock, and a director designated by the investor has been appointed to our board.

Our board believes that it is in our best interests and the best interests of our stockholders to approve the issuance and sale of up to $125.4 million of preferred stock and warrants to the investor by (a) converting the note in the initial principal amount of $20 million that we have already issued to the investor into preferred stock and (b) issuing up to $75.4 million of additional preferred stock and an additional warrant to the investor. The preferred stock (subject to certain requirements for conversion) and warrants will be convertible into and exercisable for Common Stock totaling approximately 30% of our outstanding Common Stock (and under certain circumstances could possibly be convertible into and exercisable for up to approximately 49% of our outstanding Common Stock within the next five years). The rules of the New York Stock Exchange require us to obtain stockholder approval before we issue Common Stock, or other securities convertible into or exercisable for Common Stock, representing 20% or more of our outstanding Common Stock, so we need your approval to complete this investment. We also need your approval to amend our Certificate of Incorporation to (a) increase the number of authorized shares of our Common Stock, (b) authorize the two new series of preferred stock necessary to consummate the investment and (c) permit amendments to the terms of the preferred stock with only the approval of the Board of Directors and the holders of preferred stock.

If we obtain your approval and subject to the satisfaction of certain other closing conditions, we will:

    convert the $20 million initial principal amount (plus accrued but unpaid interest thereon) of the already-issued note into our Series A Convertible Preferred Stock at a price of $11.25 per share,

    issue 2,666,666 additional shares of our Series A Convertible Preferred Stock at a purchase price of $11.25 per share for $30 million, so that the investor will own approximately 4,500,000 shares of Series A Convertible Preferred Stock in total (including the shares of Series A Convertible Preferred Stock issued upon conversion of the outstanding note), issue 6,700,000 shares of our Series B Convertible Preferred Stock at a per share price equal to $11.25 per share, or if lower, 110% of the volume-weighted average closing price of our Common Stock over a specified 20-day trading period for an aggregate additional investment of up to $75.4 million, issue an additional warrant to purchase 1,250,000 shares of our Common Stock in addition to the warrant to purchase 1,250,000 shares of our Common Stock previously issued to the investor, and appoint a second director designated by the investor to our board of directors.

If the amendment to our Certificate of Incorporation and the issuances described above are not approved by the stockholders, we will instead, subject to various conditions, issue to the investor an additional note in an initial principal amount of $29.95 million at par, and we will appoint an additional director designated by the investor to our board. In this case, all the notes will be convertible, subject to certain requirements for conversion, into Common Stock.

Our board believes that this preferred stock investment is in our best interests and in the best interests of our stockholders for the following reasons:

    This investment would enable us to reduce our high leverage by paying down a portion of our existing debt, resulting in a strengthened balance sheet and improved liquidity. The additional equity investment is expected to be beneficial to our credit ratings by Standard & Poor's and Moody's based upon our discussions with them.

    On or before July 31, 2004, we have substantial amounts of our debt and other obligations maturing that we will need to refinance. We believe that a stronger balance sheet will allow us to refinance this debt with higher certainty and on better terms and conditions, including lower interest costs, than we could without the equity investment.

    Although neither we nor any of our employees has been charged by any governmental authority with any wrongdoing, as a result of the on-going government investigation of pricing practices in the polyester staple fiber industry, our current ability to access the public capital markets is sharply curtailed.

    If we approach significant debt maturities without new financing in place then the equity markets may perceive that we do not have sufficient liquidity, and the price of our Common Stock may decline substantially.

    We do not expect to pay preferred stock dividends in cash for five years, if at all.

    We will have access to the expertise and strategic relationships of this investor who, due to its substantial investment in us, will have a strong incentive to help us build stockholder value.

    The preferred stock investment is a more attractive investment than the notes because it provides more financial flexibility, a stronger balance sheet and higher earnings. In addition, the preferred stock investment represents a larger investment by Warburg Pincus VIII (up to $75.4 million more than the maximum initial aggregate principal amount of the notes).

    After conducting a thorough and competitive auction process in which more than 20 potential investors were contacted, our board determined that the terms and conditions of the Warburg Pincus VIII investment were more favorable than the other investment proposals.

The enclosed Notice of Special Meeting of Stockholders and Proxy Statement provides details of the proposed investment and related information. We urge you to read all of the enclosed materials carefully.

Your board of directors has determined that the terms of the investment are fair to us and in our best interests and the best interests of our stockholders. Your board has unanimously approved and unanimously recommends that you vote FOR the proposals at the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please indicate your vote, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you attend the special meeting and prefer to vote your shares in person, you will be able to do so.

On behalf of your board of directors, thank you for your continued support of and interest in us.

Sincerely yours,

Thomas M. Duff
Chairman and Chief Executive Officer

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ____________, 2003

Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey
10:00 AM, Local Time

To the Stockholders of
Wellman, Inc.

You are cordially invited to attend a Special Meeting of our Stockholders to:

1. Approve the issuance of up to 5,000,000 shares of Series A Convertible Preferred Stock, 6,700,000 shares of Series B Convertible Preferred Stock and a warrant to purchase 1,250,000 shares of Common Stock, and to ratify the prior issuance of the warrant to purchase 1,250,000 shares of Common Stock, to Warburg Pincus Private Equity VIII, L.P., and the potential issuance of Common Stock upon conversion of such Preferred Stock and exercise of such warrants; and

2. Approve an amendment to our Certificate of Incorporation (a) increasing our authorized Common Stock from 55,000,000 to 100,000,000 shares, (b) authorizing 5,000,000 shares of Series A Convertible Preferred Stock and 6,700,000 shares of Series B Convertible Preferred Stock and (c) permitting amendments to the terms of a class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series; and

3. Conduct other business properly brought before the meeting.

The effectiveness of proposals 1 and 2 are each contingent upon the approval of the other. We will take no action on either of proposals 1 or 2 unless both proposals are approved.

Only stockholders of record at the close of business on _____________, 2003 will be entitled to vote at the meeting.

By Order of the Board of Directors,

David K. Duffell
Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE INDICATE YOUR VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING AND PREFER TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO.

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held _______________, 2003

The Special Meeting of our Stockholders will be held on _____________, 2003 at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, beginning promptly at 10:00 AM, local time. The enclosed proxy to vote at the special meeting and at any adjournment or postponement of the special meeting is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will be mailed, beginning __________, 2003, to owners of record of shares of our Common Stock. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters submitted at the special meeting.

TABLE OF CONTENTS
Page

Questions and Answers
Summary of the Proxy Statement
Statements Regarding Forward-Looking Information
Information Concerning the Special Meeting and Voting
Proposal 1 -- Approval of the Issuance of Series A Preferred Stock,
Series B Preferred Stock
Upon Conversion and Exercise Thereof
Proposal 2 -- Approval of an Amendment to Our Certificate of Incorporation
Stock Ownership by Management and Principal Stockholders
Stockholder Proposals for 2003 Annual Meeting
Other Matters
Incorporation of Information by Reference
Where You Can Find More Information

2 7 17 18 21 42 45 47 47 47 48

Exhibit 1 - Securities Purchase Agreement dated as of February 12, 2003

Exhibit 2 - Proposed Amendment to our Certificate of Incorporation

Exhibit 3 - Form of Warrant

QUESTIONS AND ANSWERS

Although we encourage you to read this entire proxy statement, we have included the following questions and answers to provide background information and brief answers to several questions that you may have about the proposals. Please read the rest of this proxy statement for full information about the proposals.

What am I being asked to approve?

You are being asked to approve two related proposals. The approval of each proposal is contingent upon the approval of the other. Therefore, we will take no action on either of these proposals unless both of them are approved.

The first proposal for you to consider is our issuance and sale to Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus VIII"), a private equity fund managed by Warburg Pincus LLC, of up to 5,000,000 shares of our Series A Convertible Preferred Stock ("Series A Preferred Stock"), 6,700,000 shares of our Series B Convertible Preferred Stock ("Series B Preferred Stock"; the Series B Preferred Stock and the Series A Preferred Stock are referred to together as the "Preferred Stock") and warrants to purchase 2,500,000 shares of Common Stock of which a warrant to purchase 1,250,000 shares of Common Stock has already been issued. As part of this proposal, we are also asking you to approve at this time the issuance of shares of our Common Stock upon conversion of the Preferred Stock and the exercise of the warrants in accordance with their terms.

We entered into a securities purchase agreement with Warburg Pincus VIII on February 12, 2003. At that time Warburg Pincus VIII purchased a Note in the initial principal amount of $20 million at par (the "Initial Note") and we issued to Warburg Pincus VIII a warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share (the "Initial Warrant"). In addition, we appointed Oliver Goldstein, a Vice President of Warburg Pincus LLC, to our board of directors as a designee of Warburg Pincus VIII. When certain conditions are met, including our obtaining stockholder approval of the proposals set forth in this proxy statement and securing a new $175 million senior revolving credit facility, the following will occur:

    the outstanding Initial Note in the principal amount of $20 million plus accrued and unpaid interest thereon will automatically convert into shares of Series A Preferred Stock at a price of $11.25 per share, and Warburg Pincus VIII will purchase for $30 million an additional 2,666,666 shares of Series A Preferred Stock at $11.25 per share so that it will own an aggregate of approximately 4,500,000 shares of Series A Preferred Stock;

    Warburg Pincus VIII will purchase 6,700,000 shares of our Series B Preferred Stock at $11.25 per share or, if lower, 110% of the volume-weighted average closing price of our Common Stock over a specified 20 day trading period (the "Series B Purchase Price");

    we will issue to Warburg Pincus VIII an additional warrant to purchase 1,250,000 shares of our Common Stock at an exercise price equal to the Series B Purchase Price (the "Additional Warrant"; the Initial Warrant and the Additional Warrant are referred to together as the "Warrants"); and

    we will appoint a second director designated by Warburg Pincus VIII to our board.

The second proposal for you to consider, which is related to the first, is an amendment to our Certificate of Incorporation to (a) increase the number of authorized shares of Common Stock from 55,000,000 to 100,000,000, (b) authorize 5,000,000 shares of Series A Preferred Stock and 6,700,000 shares of Series B Preferred Stock, so that we will have the authorized capital to make the issuances described above and (c) permit amendments to the terms of a class or series of Preferred Stock with only the approval of our board and the holders of such class or series.

What does our board of directors recommend?

After careful consideration, our board of directors has determined that the terms of the investment are fair to us and in our best interests and the best interests of our stockholders. Our board has unanimously approved and unanimously recommends that you vote FOR the proposals at the special meeting.

Our board believes that the Warburg Pincus VIII investment is in our best interests and the best interests of our stockholders for the following reasons:

    This investment will enable us to reduce our high leverage by paying down a portion of our existing debt, resulting in a strengthened balance sheet and improved liquidity. The additional equity investment is expected to be beneficial to our credit ratings by Standard & Poor's and Moody's based upon our discussions with them.

    On or before July 31, 2004, we have substantial amounts of our debt and other obligations maturing that we will need to refinance. We believe that a stronger balance sheet will allow us to refinance this debt with higher certainty and on better terms and conditions, including lower interest costs, than we could without the equity investment.

    Although neither we nor any of our employees has been charged by any governmental authority with any wrongdoing, as a result of the on-going government investigation of pricing practices in the polyester staple fiber industry, our current ability to access the public capital markets is sharply curtailed.

    If we approach significant debt maturities without new financing in place then the equity markets may perceive that we do not have sufficient liquidity, and the price of our Common Stock may decline substantially.

    We do not expect to pay Preferred Stock dividends in cash for five years, if at all.

    We will have access to the expertise and strategic relationships of this investor who, due to its substantial investment in us, will have a strong incentive to help us build stockholder value.

    The Preferred Stock investment is a more attractive investment than the notes because it provides more financial flexibility, a stronger balance sheet and higher earnings. In addition, the Preferred Stock investment represents a larger investment by Warburg Pincus VIII (up to $75.4 million more than the maximum initial aggregate principal amount of the notes).

    After conducting a thorough and competitive auction process in which more than 20 potential investors were contacted, our board determined that the terms and conditions of the Warburg Pincus VIII investment were more favorable than the other investment proposals.

Who is Warburg Pincus?

Warburg Pincus LLC is a leading private equity investment firm. The firm currently has nearly $10 billion under management, with approximately $6 billion available for investment in a range of industries. Since 1971, Warburg Pincus LLC has sponsored ten private equity investment funds with committed capital in excess of $19 billion. These funds have invested more than $15 billion in 469 companies in 29 countries.

Warburg Pincus VIII, a private equity fund managed by Warburg Pincus LLC, will make the proposed investment.

Why are we seeking stockholder approval for these proposals?

The rules of the New York Stock Exchange require us to obtain stockholder approval before issuing Common Stock, or other securities convertible into or exercisable for Common Stock, representing 20% or more of our outstanding Common Stock. Since the Preferred Stock (subject to certain requirements for conversion) and Warrants in the aggregate will be initially convertible into or exercisable for approximately 30% of our outstanding Common Stock (and under certain circumstances could possibly be convertible into and exercisable for up to approximately 49% of our outstanding Common Stock within the next five years), we are seeking your approval of the issuance of the Preferred Stock and Warrants, as well as the Common Stock issuable upon their conversion or exercise.

We do not currently have any shares of preferred stock authorized or issued and we do not have enough shares of Common Stock authorized to permit the conversion of the Preferred Stock and the exercise of the Warrants.

What will happen if the proposals are not approved by the stockholders?

If the proposals are not approved by the stockholders, the Series A Preferred Stock and Series B Preferred Stock will not be issued to Warburg Pincus VIII and, subject to certain exceptions, the Additional Warrant will not be issued to Warburg Pincus VIII. Subject to certain conditions, including our obtaining a new $150 million senior revolving credit facility, Warburg Pincus VIII will purchase an additional note in an initial principal amount of $29.95 million at par (the "Additional Note" and, together with the Initial Note, the "Notes") and a second director designated by Warburg Pincus VIII will be appointed to our board. The Notes in an initial aggregate principal amount of $49.95 million then outstanding will not be convertible into Series A Preferred Stock but will instead be convertible only into our Common Stock at an initial conversion price of $11.25 per share. The conversion price of the Notes is subject to the same market price based adjustments and anti-dilution adjustments as the conversion price of each series of Preferred Stock are subject. Warburg Pincus VIII will continue to hold the Initial Warrant. However, the Common Stock issuable upon conversion or exercise of the $49.95 million in principal amount of Notes and the Warrants would be limited to 19.99% of our Common Stock outstanding on February 12, 2003. If more than that amount of Common Stock would otherwise be issuable under the Notes and Warrants, the excess shares (the "Excess Shares") would not be issued. Instead, upon conversion, Warburg Pincus VIII would be entitled to receive a cash payment (the "Excess Share Payment") in an amount equal to the excess of the then current market value of our Common Stock over the conversion price of the Notes then in effect for the Excess Shares. In this event, additional interest expense will be recorded for any increase in the value of the Excess Shares above the conversion price.

Warburg Pincus VIII (or, under certain circumstances, its transferee) will continue to have the right to (i) appoint two directors to our board and to designate one observer to attend all board meetings so long as it continues to hold at least $25 million in aggregate principal amount of the Notes and (ii) appoint one director so long as it continues to hold Common Stock or Notes representing at least 5% of our outstanding Common Stock. As a result of these provisions, Oliver Goldstein, a vice president of Warburg Pincus LLC, became a member of our board in February 2003. In addition, each holder of 10% or more of the outstanding principal amount of the Notes will generally have the right to purchase its pro rata amount of new equity securities issued, subject to certain customary exceptions. We are also required to file a shelf registration statement on Form S-3 with the SEC to register the Notes and the Warrants and the Common Stock issuable upon conversion or exercise thereof.

How many votes are required to approve the proposals?

Proposal 1 requires a majority of the total votes cast at the special meeting; and

Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon.

Although they have different voting requirements, each proposal is contingent upon the approval of the other. Therefore, both proposals must be approved for either to be effective. This means that for either proposal to be effective there must be an affirmative vote of the majority of the outstanding shares of Common Stock entitled to vote thereon. Proxies that are not submitted or reflect abstentions have the effect of a vote against both proposals.

Who can vote?

Only the stockholders of record at the close of business on _______________, 2003, are entitled to vote at the special meeting. On that day, approximately ________ shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the special meeting.

What do I need to do now?

After you read and consider the information in this proxy statement, just mail your signed proxy card indicating your vote in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting. You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What do I do if I want to change my vote after I have sent in my proxy card?

You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to our Investor Relations Officer before the special meeting. Finally, you can attend the special meeting and vote in person. However, simply attending the meeting, by itself, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow your broker's directions on how to change your vote.

How are votes counted?

A quorum must exist for the transaction of business at the special meeting. A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (which are shares held by a broker or nominee that are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) and abstentions will be included in determining the presence of a quorum. Since the first proposal requires a majority of the votes cast, broker non-votes and abstentions will have no effect on the outcome of this proposal. However, since the second proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote and each proposal is contingent upon the approval of the other proposal, broker non-votes and abstentions will have the effect of a vote against both proposals.

Who can help answer my questions about the transactions and the other proposals?

If you have additional questions about the transactions and the other proposals, you should contact Dennis Sabourin, our Investor Relations Officer at (732) 212-3321 or call Georgeson Shareholder Services, Inc. at (866) 775-2752.

SUMMARY OF THE PROXY STATEMENT

This summary of the proxy statement, together with the previous question and answer section, provide an overview of the transactions discussed in this proxy statement but does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the attached exhibits in their entirety for a more complete understanding of the proposals.

The Special Meeting (see pages 18 to 20)

The enclosed proxy is solicited on behalf of our Board of Directors for use at our special meeting of stockholders to be held on ___________, _________, 2003 at 10:00 AM local time, or at any adjournment or postponement of the meeting. The special meeting will be held at the Oyster Point Hotel located at 146 Bodman Place, Red Bank, New Jersey.

Background (see pages 21 through 23)

Recognizing that substantial amounts of our debt and other obligations would be maturing on or before July 31, 2004 and that the financial markets may continue to be volatile, in April 2002 we engaged financial advisors to evaluate our refinancing alternatives. As a result of this evaluation, management and the board concluded that a private equity investment was needed to strengthen our balance sheet and improve our liquidity. After conducting a vigorous, competitive auction process, we entered into a non-binding letter of intent on November 4, 2002 with Warburg Pincus VIII that provided the basic economic framework for and the material terms of an investment valued at $11.25 per share for the initial portion of their investment and $11.25 per share, or if lower, 110% of the volume-weighted average closing price of our Common Stock over a specified 20 trading day period for the balance of their investment. The $11.25 per share price represented a $0.59 (5.5%) premium over the closing price of our Common Stock on that date. After the completion of due diligence and documentation, we entered into a definitive securities purchase agreement with Warburg Pincus VIII on February 12, 2003 on substantially the same terms agreed to in the letter of intent providing for the issuance of the Notes, up to 5,000,000 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock and Warrants to purchase 2,500,000 shares of Common Stock for up to $125.4 million in cash (exclusive of the exercise price of the Warrants). Upon consummation of the transaction for which we are requesting stockholder approval, and assuming exercise of all Warrants by Warburg Pincus VIII for cash, Warburg Pincus VIII will own approximately 30% of our outstanding voting securities. This amount is subject to increase under certain conditions to a maximum of approximately 49% of our outstanding Common Stock during the next five years.

At the time of signing the agreement, we issued to Warburg Pincus VIII the Initial Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share and Warburg Pincus VIII purchased a Note in an initial principal amount of $20 million at par. In addition, we appointed Oliver Goldstein, a vice president of Warburg Pincus LLC, to our board as a designee of Warburg Pincus VIII. When certain conditions are met, including stockholder approval of the proposals set forth in this proxy statement and our obtaining a new $175 million senior revolving credit facility, the following will occur:

    the outstanding Initial Note will automatically convert into shares of Series A Preferred Stock and Warburg Pincus VIII will purchase for $30 million in cash an additional 2,666,666 shares of Series A Preferred Stock at $11.25 per share so that it will own an aggregate of approximately 4,500,000 shares of Series A Preferred Stock;

    Warburg Pincus VIII will purchase 6,700,000 shares of Series B Preferred Stock at a price per share equal to the Series B Purchase Price;

    we will issue to Warburg Pincus VIII the Additional Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price equal to the Series B Purchase Price; and

    we will appoint a second director designated by Warburg Pincus VIII to our board.

If such conditions are not met, the Preferred Stock and, subject to certain exceptions, the Additional Warrant will not be issued to Warburg Pincus VIII. In such case, subject to certain conditions, including our obtaining a new $150 million senior revolving credit facility, Warburg Pincus VIII will purchase the Additional Note in the initial principal amount of $29.95 million at par and a second director designated by Warburg Pincus VIII will be appointed to our board. The resulting $49.95 million in initial aggregate principal amount of the Notes then outstanding, by their terms, will not be convertible into Series A Preferred Stock but will instead be convertible only into our Common Stock at a conversion price of $11.25 per share. Warburg Pincus VIII will continue to hold the Initial Warrant. The amount of Common Stock issuable upon conversion or exercise of the $49.95 million in initial principal amount of Notes and the Warrants would be limited to 19.99% of the Common Stock outstanding on February 12, 2003. If more than that amount of Common Stock would otherwise be issuable upon conversion or exercise of the Notes and Warrants, the Excess Shares would not be issued. Instead, upon conversion, Warburg Pincus VIII would be entitled to receive the cash Excess Share Payment in an amount equal to the excess of the current market value of our Common Stock over the conversion price in effect under the Notes for the unissued Excess Shares. Since the number of shares issuable would be less than 20% of the number of shares of Common Stock outstanding on February 12, 2003, the issuance of the Notes and Warrants would not require stockholder approval under the New York Stock Exchange rules.

Use of Proceeds (see pages 25 to 26)

We intend to use the proceeds from the Warburg Pincus VIII investment to repay indebtedness and to pay certain transaction costs. The indebtedness to be retired is not associated with any specific asset, however we incurred significant indebtedness for capital expenditures and working capital purposes between 1996 and 2000 during the construction of our Pearl River facility.

Material Terms of the Preferred Stock (see pages 26 to 30)

The following description summarizes the material terms of the Preferred Stock. You are urged to read carefully in its entirety the proposed amendment to our Certificate of Incorporation attached hereto as Exhibit B which fully sets forth the terms of the Preferred Stock.

Dividends (see page 26). If specified consolidated net earnings levels are met, the Preferred Stock will receive dividends and distributions declared on the Common Stock on an as-converted basis. Since we do not expect to meet these earnings levels for at least the next four years, we do not currently anticipate that such dividends will be paid for at least four years, if at all.

After five years, shares of the Preferred Stock will be entitled to dividends equal to 8.75% per annum (10% if the Common Stock quarterly dividend is less than $.045 per share or if the consolidated net earnings levels are not met) of their liquidation preference. These dividends will be payable quarterly in cash or will continue to accrue (at the holder's option).

Liquidation Preference (see page 27). The initial liquidation preference for the Series A Preferred Stock is $11.25 per share and the initial liquidation preference for the Series B Preferred Stock is the Series B Purchase Price ($11.25 per share or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period). The liquidation preference of both series accretes at 7.25% (8.5% if the Common Stock quarterly dividend is less than $.045 per share or if specified consolidated net earnings levels are not met) per annum, compounded quarterly, through the first five years. The liquidation preference is subject to adjustment upon a Change in Control within five years of the issuance of the Preferred Stock.

Initial Conversion Price (see page 27). The initial price at which the Series A Preferred Stock may be converted into shares of our Common Stock is $11.25. The initial conversion price of the Series B Preferred Stock is the Series B Purchase Price.

Market Price Based Adjustments of Conversion Price (see pages 27 to 28). The conversion price of each series of Preferred Stock will be reduced on the fourth anniversary of the issuance of the Preferred Stock if the volume-weighted average price of the Common Stock for the immediately preceding 60 consecutive trading days does not equal or exceed $23.00. The reduction will be equal to the excess of $23.00 over such average price. However, in no event will the conversion price be reduced by more than $4.50 or 40% of the initial conversion price of such series as a result of this market price adjustment. As a result, an initial conversion price of $11.25 could be reduced to as low as $6.75 per share, which would result in substantially more dilution for the holders of Common Stock. See "Dilutive Effects of the Preferred Stock and Warrants" below. Upon the occurrence of certain Changes in Control prior to the fourth anniversary of the issuance of the Preferred Stock, the conversion prices are subject to similar adjustments (and the 40% maximum adjustment limitation), based on a comparison of the average price of the Common Stock over a specified period against specified target prices ranging from $14.00 in the first year to $23.00 in the fourth year. In addition, the conversion price of each series of Preferred Stock is subject to customary weighted average anti-dilution adjustments for issuances of Common Stock or Common Stock equivalents at below market prices (subject to certain exceptions), as described below.

Conversion by Investors (see page 28). The holders of the Preferred Stock may convert the Preferred Stock into Common Stock (i) at any time after a Conversion Event, as defined below, (ii) if the volume-weighted average price of the Common Stock for the 60 consecutive trading days prior to the date of conversion is $23.00 or more per share, or (iii) upon consent of our board (excluding the directors appointed by Warburg Pincus VIII). The number of shares of Common Stock issued upon conversion will be equal to the liquidation preference then in effect divided by the then current conversion price. A Conversion Event is the first to occur of the following:

    we publicly report that our cash earnings per share (as defined) for the four calendar quarters prior to such report are or will be less than $1.50;

    an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million;

    the first date following the fourth anniversary of the issuance of the Preferred Stock that the highest price of the Common Stock is at least 110% of the lowest price on a trading day not more than 20 trading days before such anniversary selected by the holders of a majority of the Preferred Stock or if no such date is selected, the fourth anniversary;

    a Change in Control (as defined below) occurs or we enter into an agreement that would cause such occurrence or a notice of redemption is given; and

    the date on which a majority of the directors then in office (excluding directors designated by Warburg Pincus VIII) adopts a resolution that a Conversion Event has occurred.

Conversion by Us (see page 28). We can require conversion of the Preferred Stock at any time after the fifth anniversary of the issuance date of the Preferred Stock if the closing price of the Common Stock exceeds 125% of the conversion price for 30 consecutive trading days.

Change in Control (see pages 28 to 29). If a transaction occurs where (i) 50% or more of our Common Stock is acquired or held by any person other than our stockholders prior to the transaction, (ii) we sell in excess of 50% of our assets or (iii) individuals who were members of our board as of the issuance date of the Preferred Stock (together with directors whose election or appointment to the board is approved by the directors then in office) cease to constitute a majority of the board of the surviving entity (a "Change in Control"), the holders of the Preferred Stock will have the right to:

    convert the Preferred Stock and receive the consideration from the Change in Control transaction upon conversion; or

    continue to hold the Preferred Stock in the surviving entity; or

    request us to redeem the Preferred Stock for cash in an amount equal to the liquidation preference of each such series of Preferred Stock plus any declared and unpaid dividends, in which case we will have the right either to redeem the Preferred Stock or to remarket the Preferred Stock for the holders pursuant to the remarketing provisions described below.

If a Change in Control occurs within five years of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. See also "Market Price Based Adjustments of Conversion Price".

Anti-Dilution (see page 29). The conversion price of each series of Preferred Stock will be subject to customary weighted average anti-dilution adjustments for issuances or deemed issuances of Common Stock at below the then current market price and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Remarketing (see page 29). On the seventh anniversary of the issuance of the Preferred Stock, if certain dividend payment defaults occur, or in the event of a Change in Control (in lieu of the holders of Preferred Stock receiving the Change in Control consideration), we are required to use our reasonable best efforts, together with the remarketing agent, to facilitate the remarketing of the Preferred Stock. We will be required to increase the dividend rate to the rate necessary to resell all of the Preferred Stock at a price not less than 100% of the liquidation preference then in effect. Upon such adjustment, we have the option of either reselling the Preferred Stock for the holders or redeeming the Preferred Stock for cash in the amount of the liquidation preference then in effect.

Redemption (see page 29). The Preferred Stock is not subject to redemption at the option of the holders of the Preferred Stock. We may redeem the Preferred Stock in lieu of affecting a remarketing of the Preferred Stock as described above by paying the holders of Preferred Stock a redemption price in cash equal to the liquidation preference of the Preferred Stock in effect on the date of the redemption.

Board Seats (see pages 29 to 30). Pursuant to the terms of the Preferred Stock, so long as Warburg Pincus VIII (or under certain circumstances, its transferees) owns at least one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate two directors to our board and, so long as Warburg Pincus VIII (or under certain circumstances, its transferees) owns Preferred Stock representing at least 5% of the outstanding Common Stock (calculated on a fully diluted basis assuming that the Preferred Stock is then currently convertible) but less than one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate one director to our board. Pursuant to the terms of the purchase agreement, at any time after the conversion of the Preferred Stock into shares of Common Stock, Warburg Pincus VIII has the right to appoint (i) two directors to our board so long as it continues to own at least one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants and (ii) one director to our board so long as it continues to own more than 5% of the outstanding Common Stock but less than one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants.

In addition, pursuant to the terms of the purchase agreement, whenever Warburg Pincus VIII (or under certain circumstances, its transferees) has the right to appoint two directors to our board, it also has the right to appoint one observer to attend board meetings.

Voting Rights (see page 30). The holders of the Preferred Stock generally have the right to vote with the holders of our Common Stock on an as-converted basis. For the first five years, the holders of the Preferred Stock will not participate in the election of directors, other than the right of the holders of a majority of the Preferred Stock to designate up to two directors as discussed above under "Board Seats." In addition, the approval of holders of a majority of the Preferred Stock is required to approve:

    changes to our certificate of incorporation or bylaws adverse to the rights of the holders of the Preferred Stock;

    offers, sales or issuances of equity securities ranking at the same level as or senior to the Preferred Stock with respect to dividend or liquidation rights; or

    repurchases or redemptions of equity securities or extraordinary dividends on our Common Stock, subject to certain exceptions.

Material Terms of the Warrants (see pages 30 to 31)

The following description summarizes the material terms of the Warrants. You are urged to read carefully in its entirety the form of Warrant attached hereto as Exhibit C that fully sets forth the terms of the Warrants.

Number of Shares and Exercise Price (see page 30). On February 12, 2003 we issued to Warburg Pincus VIII the Initial Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share. The Additional Warrant, which will be issued to Warburg Pincus VIII if the proposals are approved, will grant Warburg Pincus VIII the right to purchase an additional 1,250,000 shares of our Common Stock at an exercise price equal to the Series B Purchase Price. The Warrants are exercisable, in whole or in part, at any time.

Expiration (see page 30). The Warrants will automatically expire on the seventh anniversary of their issuance dates. The Initial Warrant will expire sooner if the securities purchase agreement is terminated under certain circumstances.

Adjustments to the Exercise Price (see page 31). The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to customary weighted average anti-dilution adjustments for issuances or deemed issuances of Common Stock at below the then current market price and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Dilutive Effects of the Preferred Stock and Warrants (see pages 31 to 34)

If shares of Common Stock are issued upon conversion of the Preferred Stock or exercise of the Warrants, existing stockholders will have their ownership percentage diluted. Upon exercise of the Warrants, 2,500,000 shares of Common Stock are issuable. The exact number of shares of Common Stock ultimately issuable upon conversion of the Preferred Stock cannot be determined at this time. The number of shares issuable upon conversion of the Preferred Stock will be determined by dividing the liquidation preference then in effect by the conversion price then in effect. As described more fully above, the liquidation preference accretes for the first five years and possibly for subsequent years as well. This has the effect of increasing the number of shares issuable upon conversion. Also, the conversion price of each series of Preferred Stock is subject to reduction to as low as 60% of the initial issuance price per share (a reduction to as low as $6.75 for the Series A Preferred Stock) if our stock price does not achieve certain levels by specified time periods. In addition, the conversion prices are subject to customary weighted average anti-dilution adjustments for below market issuances of Common Stock. This also has the effect of increasing the number of shares issuable upon conversion. Based on the 31,868,809 shares outstanding as of March 3, 2003, the Common Stock issuable to Warburg Pincus VIII upon conversion of the Preferred Stock (subject to certain requirements for conversion) and exercise of the Warrants would represent from a minimum of approximately 30% to a maximum of approximately 49% of our outstanding Common Stock by the fifth anniversary of its issuance. After the fifth anniversary of the issuance of the Preferred Stock and the termination of the standstill provisions, it is possible that Warburg Pincus VIII may own more than 50% of our outstanding Common Stock on an as-converted and as-exercised basis if they (i) purchase further Common Stock in the market, or (ii) elect to have the dividends on the Preferred Stock continue to accrue and in lieu of receiving cash dividends and we cannot require conversion of the Preferred Stock due to our market price not exceeding the required level for mandatory conversion.

The number of shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants will also affect our earnings per share. The larger the number of shares deemed outstanding, the lower our earnings per share will be. The actual effect of the Preferred Stock and Warrants on our earnings per share will depend on the level of our earnings in future periods, the actual liquidation preference, the actual conversion price and the accounting treatment of the Preferred Stock and Warrants (discussed below).

If the Preferred Stock is not issued, the shares of Common Stock issuable upon conversion of the Notes would have similar dilutive effects on the ownership percentage of existing stockholders and on our earnings per share. Although the total Common Stock issuable to Warburg Pincus VIII is limited to 19.99% of the shares of Common Stock outstanding on February 12, 2003, any Excess Share Payment would be treated as interest which would have the effect of lowering our earnings per share.

Accounting Treatment (see pages 34 to 38)

The Preferred Stock will not be included in computing the number of shares outstanding unless and until it becomes convertible into Common Stock. The Preferred Stock is convertible to Common Stock during the periods described in "Material Terms of the Preferred Stock" above. If the Preferred Stock becomes convertible into Common Stock, it would result in significant increases in the number of shares outstanding, which in turn could significantly decrease our earnings per share.

The Warrants will be accounted for using the treasury stock method, and therefore they become dilutive only when the market price of the Common Stock is above their exercise price.

The Preferred Stock may be issued at a price that, without regard to the restrictions on conversion, allows the holders of Preferred Stock to convert the Preferred Stock into Common Stock at a conversion price that is less than the market price of the Common Stock on the date of issuance of the Preferred Stock. Therefore, we may incur a non-cash beneficial conversion feature ("BCF") which would be recorded in the financial statements at the time that the Preferred Stock becomes convertible to Common Stock and would result in a non-cash reduction of earnings per share at that time. A BCF may also result if the conversion price of the Preferred Stock is reduced on the fourth anniversary of its issuance because our Common Stock price did not exceed $23.00 (see "Market Price Based Adjustment of Conversion Price" above). Additionally, a BCF could result upon accretion of the liquidation preference of the Preferred Stock over time.

The accounting treatment of the Notes is comparable to that of the Preferred Stock except that any BCF would be treated as interest expense, resulting in a decrease in net earnings as opposed to earnings available for common stockholders. Because the market price of our Common Stock was higher than the conversion price of the Initial Note on the date of its issuance, there is a potential BCF equal to the product of (a) the difference between the market price and the conversion price on such date times (b) the number of shares of Common Stock issuable upon conversion of the Initial Note. Based on the closing price of our Common Stock on February 12, 2003, this portion of potential BCF totaled approximately $1.9 million. In addition, at the end of each reporting period, we are required to record interest expense in an amount equal to the product of (i) the number of Excess Shares times (ii) any positive difference between the market price of our Common Stock less $11.25, reduced by any amounts previously recorded. These amounts could significantly affect our net earnings and earnings per share if the Preferred Stock investment is not consummated and the Notes remain outstanding.

Other Agreements (see pages 38 through 39)

No Solicitation (see page 38). The securities purchase agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding an alternative equity financing or a transaction that would result in a change of control prior to the consummation of Warburg Pincus VIII's equity investment.

Preemptive Rights (see page 38). Each holder of more than 10% of the outstanding Preferred Stock will generally have a right to purchase its pro rata amount of new issuances of our equity securities, subject to customary exceptions.

Registration (see pages 38 to 39). We are required to file a shelf registration statement on Form S-3 with the SEC promptly after the issuance of the Preferred Stock. Once the registration statement is effective the holders of the Preferred Stock, the Warrants and any Common Stock issued on conversion of the securities will have the right to publicly resell their securities.

Out-of-Pocket Expenses (see page 39). We will reimburse Warburg Pincus VIII for its out-of-pocket expenses up to $1,500,000 regardless of whether the transactions close. However, we will not be obligated to pay more than $500,000 if the transactions fail to close solely as a result of Warburg Pincus VIII's breach.

Restrictions on Transfer (see page 39). Warburg Pincus VIII generally can transfer the Preferred Stock, the Warrants and the Common Stock to its affiliates, the public or to a private investor, provided that as a result of any transfer to a private investor no one person or group would beneficially own more than 20% of our then outstanding Common Stock.

Standstill Provisions and Other Matters (see page 39). Until the fifth anniversary of the issuance of the Preferred Stock, Warburg Pincus VIII may not, without our consent, acquire any securities other than (i) securities issuable upon conversion or exercise of the Notes, Preferred Stock or Warrants and (ii) up to an aggregate of an additional 5% of our Common Stock; provided in no event may acquisitions of Common Stock pursuant to clause (ii) result in it beneficially owning more than 49.9% of our then outstanding voting power. In addition, during the same period, Warburg Pincus VIII may not solicit proxies or influence any person with respect to the voting of our securities or enter into any business combination transaction relating to us or our assets.

Terms of Notes (see page 40)

If the stockholders approve the proposals, all outstanding Notes will automatically convert into shares of Series A Preferred Stock. If stockholder approval for the proposals is not obtained, the outstanding Initial Note in the initial principal amount of $20 million will remain outstanding and, subject to the satisfaction of certain closing conditions, Warburg Pincus VIII will purchase the Additional Note.

The Notes generally become due and payable either upon the occurrence of an event of default or six years after issuance. Interest on the Notes accrues at the rate of 8.775%, compounded annually, for the first five years, and 10.38% thereafter. During the first five years, up to 40% of the interest is payable in cash, at the election of the holder. Any interest not paid in cash will be added to the principal amount of the Notes (i.e., accreted). The Notes are subordinated and subject in right of payment to the prior payment in full of all of our outstanding indebtedness and certain contractual payment obligations other than certain accounts payable, inter-company debt and debt evidenced by certain equity interests.

If our stockholders do not approve the proposals, the Notes will remain outstanding and convertible at the option of the holders into Common Stock, subject to certain requirements for conversion. The number of shares of Common Stock issuable upon conversion is equal to the accreted principal amount of the Notes then in effect divided by the then current conversion price (initially, $11.25). The Common Stock issuable upon conversion or exercise of the Notes and Warrants would be limited to 19.99% of our Common Stock outstanding on February 12, 2003. Warburg Pincus VIII is entitled to the cash Excess Share Payment in lieu of receiving the Excess Shares. The provisions of the Notes regarding the conversion price, market price based conversion price adjustments and weighted average anti-dilution adjustments, conversions by the holders and mandatory conversions at our option are substantially similar to those described above for the Series A Preferred Stock.

In addition, we are subject to certain negative covenants pursuant to the terms of the Notes. Without the consent of the holders of a majority of the value of the Notes then outstanding, we cannot:

    change our certificate of incorporation or bylaws to adversely affect the rights of the holders of the Notes;

    sell or issue debt convertible into or exchangeable for equity securities ranking prior in right of payment to the Notes;

    repurchase or redeem equity securities in excess of $20 million per year, subject to certain exceptions;

    declare or pay extraordinary dividends on our Common Stock; and

    permit our consolidated indebtedness and securitizations to exceed $626 million at the end of any quarter.

No Appraisal Rights (see page 20)

Stockholders will have no rights of appraisal in connection with the Warburg Pincus VIII investment or the amendment of our certificate of incorporation.

Recommendation of the Board of Directors (see pages 23 through 25; and page 43)

Our board of directors has determined that the terms of the investment are fair to us and in our best interests and the best interests of our stockholders. Your board has unanimously approved and unanimously recommends that you vote FOR the proposals at the special meeting.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents we incorporate by reference in this proxy statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, financing plans, business strategies, capital and other expenditures, outlook, markets, and other matters. Statements in this document that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbors provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

When we use the words "anticipate," "estimate," "project," "intend," "expect," "plan," "believe," "should," "likely" and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents we incorporate by reference in this proxy statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

These forward-looking statements are estimates reflecting our best judgment. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

    economic conditions that affect the supply and demand and competition for our PET resins and polyester staple fiber products;

    the impact on our profitability of the financial condition of our customers;

    fiber and textile imports continue to adversely impact our margins;

    dependence of our operations on the availability and cost of our raw materials;

    the availability and costs of financing could adversely affect our profitability;

    changes in financial markets, interest rates, credit ratings and foreign currency exchange rates could adversely affect our profitability;

    regulatory changes may affect the demand for our products;

    additional liabilities may be proposed by tax authorities;

    increases in energy costs could adversely affect our profitability;

    actual costs for environmental matters may vary from our estimates; and

    the impact of a governmental investigation of pricing practices in the polyester staple fiber industry may adversely affect our profitability.

INFORMATION CONCERNING THE SPECIAL MEETING AND VOTING

General

The enclosed proxy is solicited by our board of directors for use at our special meeting and any adjournment or postponement of that meeting for the purposes set forth in this proxy statement and in the accompanying notice. This proxy statement is first being mailed to all stockholders entitled to vote at the meeting on or about _____________, 2003.

Date, Time and Place

Our special meeting of stockholders will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on _______________, 2003 at 10:00 AM, local time.

Matters to be Considered at the Special Meeting

At the special meeting and any adjournment or postponement, our stockholders will be asked to:

1. Approve the issuance of up to 5,000,000 shares of Series A Convertible Preferred Stock, 6,700,000 shares of Series B Convertible Preferred Stock and a warrant to purchase 1,250,000 shares of Common Stock, and to ratify the prior issuance of the warrant to purchase 1,250,000 shares of Common Stock, to Warburg Pincus VIII and to approve the potential issuance of Common Stock upon conversion of such Preferred Stock and exercise of such warrants; and

2. Approve an amendment to our Certificate of Incorporation (a) increasing our authorized Common Stock from 55,000,000 to 100,000,000 shares, (b) authorizing 5,000,000 shares of Series A Convertible Preferred Stock and 6,700,000 of Series B Convertible Preferred Stock and (c) permitting amendments to the terms of a class or series of Preferred Stock with only the approval of our board of Directors and the holders of such class or series; and

3. Conduct other business properly brought before the meeting.

The effectiveness of proposals 1 and 2 are each contingent upon the approval of the other. We will take no action on either of proposals 1 and 2 unless both proposals are approved.

Record Date and Voting Rights

Only the holders of record of our Common Stock at the close of business on _______________, 2003 are entitled to notice of and to vote at the special meeting. As of the record date, _______________ shares of Common Stock were issued, outstanding, and entitled to vote at the special meeting. Each holder of record of our Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the specifications made in the proxy card. Where no specifications are given, the proxies will be voted in favor of the proposals. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment. All votes will be tabulated by the inspector of stockholder votes appointed for the meeting, who will separately tabulate affirmative and negative votes. Proxy holders may adjourn the special meeting to solicit additional proxies if necessary.

Votes Required for Approval

Proposal 1 requires a majority of the total votes cast at the special meeting.

Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon.

Although they have different voting requirements, each proposal is contingent upon the approval of the other. Therefore, both proposals must be approved for either to be effective. This means for either proposal to be effective there must be an affirmative vote of the majority of the outstanding shares of Common Stock entitled to vote thereon.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the special meeting is a majority of our outstanding shares as of the record date. Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) will be included in determining the presence of a quorum.

While shares reflecting abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum, proxies that reflect abstentions have the following effects on the outcome of each of the proposals to be considered at the special meeting:

(a) Proposal 1: no impact on the outcome of the vote; and

(b) Proposal 2: the same effect as a vote AGAINST the proposal.

Because each proposal is conditioned on the other, proxies that are not submitted or reflect abstentions have the same effect as a vote against both proposals.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the special meeting. Proxies may be revoked by any of the following actions:

    delivering a written notice stating that the proxy is revoked to our Investor Relations Officer at our principal executive offices (595 Shrewsbury Avenue, Shrewsbury, NJ 07702) bearing a date later than the date of the proxy;

    signing and delivering a later-dated proxy relating to the same shares to our Investor Relations Officer at our principal executive offices; or

    attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held in "street name" by your broker, you must follow the directions received from your broker to change your vote.

Independent Auditors

The firm of Ernst & Young, LLP, our independent auditors, is expected to be present at the special meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

Multiple Stockholders Sharing One Address

In some instances we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Investor Relations Officer at (732) 212-3321, and requests in writing should be sent to Wellman, Inc., Attention: Investor Relations Officer, 595 Shrewsbury Avenue, Shrewsbury, NJ 07702. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

No Appraisal Rights

Stockholders will have no rights of appraisal in connection with the proposals to be considered at the special meeting.

PROPOSAL 1 - APPROVAL OF THE ISSUANCE OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, WARRANTS AND COMMON STOCK ISSUABLE UPON CONVERSION AND EXERCISE THEREOF

At the special meeting, our stockholders will be asked to approve the issuance and sale to Warburg Pincus VIII of up to 5,000,000 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock and the Additional Warrant to purchase 1,250,000 shares of Common Stock, to ratify the prior issuance of the Initial Warrant to purchase 1,250,000 shares of Common Stock and to approve the potential issuance of Common Stock upon conversion of such Preferred Stock and the exercise of such Warrants. The terms of the Preferred Stock and Warrants are set forth below.

Proposals 1 and 2 are each contingent upon the approval of the other. No action will be taken on either proposal unless both proposals are approved.

Background

Recognizing that a substantial amount of our debt was scheduled to mature on or before July 31, 2004, in April 2002 we engaged J.P. Morgan Securities, Inc., Bear, Stearns & Co. Inc. and Fleet Securities, Inc. to evaluate the company's refinancing alternatives. Several factors affect our ability to refinance our debt:

    Both of our primary businesses, polyester staple fiber and PET resins, are in highly competitive markets. Our profitability is dependent on demand, selling prices and raw material costs. We have not always been able to pass through raw materials cost increases to our customers. As a result, the operating margins of both our businesses are volatile.

    The bank and commercial paper markets, which traditionally have been our primary source of financing, are uncertain. Economic conditions and an adverse credit environment, particularly for the polyester industry, have adversely affected both the availability of financing to us and the interest rates in these markets.

    Our credit ratings have been declining. Although we were rated investment grade by both rating agencies in 2001, Standard & Poor's lowered our rating to BB+ with a negative outlook in October 2002 (the negative outlook was removed as a result of this transaction) and Moody's lowered our rating to Ba2 with a stable outlook in January 2003 and, as a result, our debt currently is rated non-investment grade.

    In January 2001 we received a document subpoena in connection with a federal grand jury investigation of pricing practices in the polyester staple fiber industry. We are cooperating with the investigation by producing documents in response to this subpoena. In September 2002, the U.S. Department of Justice announced the indictment of a former sales manager of one of our competitors for conspiring to fix prices and allocate customers for polyester staple beginning as early as September 1999 until at least January 2001. On October 31, 2002, the Department of Justice announced that another competitor and one of its former employees had agreed to plead guilty for participating in a conspiracy to fix prices and allocate customers in the polyester staple industry. The federal grand jury investigation is ongoing and additional indictments may result. Although neither we nor any of our employees has been charged with any wrongdoing, the producers of polyester fiber, including us, have become subject to various lawsuits under federal and state antitrust and unfair competition laws.

As a result of these factors, management determined that refinancing solely with either senior bank debt or publicly-issued debt or equity was not feasible. In addition, they determined that it was not feasible to raise the amounts necessary in the private placement debt market or through asset sales. Based in part on the advice of their advisors, management and the board concluded that the best course of action was to find a private equity investor. J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Fleet Securities, Inc. conducted an auction process in which 20 potential private equity investors were approached. Following these initial inquiries, we entered into confidentiality agreements with 11 potential investors who then conducted limited due diligence investigations of our company. In October 2002, three of the potential investors submitted detailed term sheets for making an equity investment. Following review and consideration of the terms and conditions of these proposals, the board authorized management to enter into a non-binding letter of intent with Warburg Pincus VIII that provided for an investment at $11.25 per share for the initial portion of their investment and at the lower of $11.25 per share or 110% of the volume weighted average closing price of our Common Stock over a specified 20 trading day period for the balance of the investment. The $11.25 per share price represented a $0.59 (5.5%) premium over the closing price of our Common Stock on November 4, 2002, the date the term sheet was executed. After the letter of intent was signed, Warburg Pincus VIII conducted an extensive due diligence review and we and Warburg Pincus VIII began to negotiate agreements relating to the proposed investment. As Warburg Pincus VIII's investment was conditioned on our obtaining a new senior revolving credit facility, we have been and continue to separately negotiate a new senior revolving credit facility. Numerous board meetings were held during this time period to review the status of the negotiations and to discuss the terms and conditions of the transactions with management and its advisors. We considered the following in establishing the terms and conditions of the agreements for the investment:

    the advice of our financial advisors,

    term sheets from the alternative sources of equity financing,

    the general financing environment,

    the viability of other financing alternatives,

    the impact on stockholder dilution and earnings per share and the accounting treatment of the Preferred Stock and Warrants,

    the feedback received from discussions with potential investors,

    the potential impact of the on-going Department of Justice investigation of pricing practices in the polyester staple fiber industry on our ability to access the public capital markets, and the potential impact on the stock price of a real or perceived lack of liquidity.

On February 12, 2003, after a thorough review of the final terms and conditions and advice from our advisors, our board unanimously determined that the Warburg Pincus VIII investment was in the best interests of our company and our stockholders. On February 12, 2003 we entered into the definitive securities purchase agreement after the close of business. The investment was publicly announced on February 13, 2003.

Recommendation of our Board of Directors

Our board of directors has unanimously determined that the Warburg Pincus VIII investment is fair to and in the best interests of our company and our stockholders and has unanimously approved the issuance and sale to Warburg Pincus VIII of no more than 5,000,000 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock and the Additional Warrant to purchase up to 1,250,000 shares of Common Stock, recommends the ratification of the prior issuance of the Initial Warrant to purchase 1,250,000 shares of Common Stock, and has approved the potential issuance of Common Stock upon conversion of such Preferred Stock and the exercise of such Warrants. Our board unanimously recommends that you vote FOR the approval of the proposal.

In approving the Warburg Pincus VIII investment, our board considered, among other things, each of the following favorable factors:

    The investment will enable us to reduce our high leverage by paying down a portion of our existing debt, resulting in a strengthened balance sheet and improved liquidity.

    On or before July 31, 2004, we have substantial amounts of our debt and other obligations maturing that we will need to refinance. We believe that a stronger balance sheet will allow us to refinance this debt with higher certainty and on better terms and conditions, including lower interest costs, than we could without the equity investment.

    Although neither we nor any of our employees has been charged by any governmental authority with any wrongdoing, as a result of the on-going governmental investigation of pricing practices in the polyester staple fiber industry, our ability to access the public capital markets is sharply curtailed.

    If we approach significant debt maturities without new financing in place then the equity markets may perceive that we do not have sufficient liquidity, and the price of our Common Stock may decline substantially.

    We expect that Warburg Pincus VIII's equity investment will be beneficial to our credit ratings by Standard & Poor's and Moody's based upon our discussions with them.

    We do not expect to pay Preferred Stock dividends in cash for at least five years, if at all.

    Our board will be strengthened with the addition of two new members designated by the investor.

    We will have access to the expertise and strategic relationships of Warburg Pincus VIII which, due to its substantial investment in us, will have a strong incentive to help us build stockholder value.

    After conducting a thorough and competitive auction process in which more than 20 potential investors were contacted, our board determined that the terms and conditions of the Warburg Pincus VIII investment were more favorable than the other investment proposals.

Our board also considered certain adverse factors in their deliberations concerning the Warburg Pincus VIII investment, including the following:

    Although the $11.25 per share initial conversion price and exercise price of the Preferred Stock and Warrants represented a premium over the closing price of our Common Stock on the date the non-binding letter of intent related to the investment was signed, it was less than the price of our Common Stock on the date we signed the securities purchase agreement.

    The investment dilutes the ownership interests of our existing stockholders. Warburg Pincus VIII currently holds approximately 8.7% of our Common Stock on an as-converted and as-exercised basis as a result of its purchase of the Initial Note in an initial principal amount of $20 million and the Initial Warrant to purchase 1,250,000 shares of Common Stock. Upon issuance of the Preferred Stock and the Additional Warrant, the investor would initially hold approximately 30% of our Common Stock on an as-converted and as-exercised basis. As a result of the accretion feature of the Preferred Stock, this percentage will increase over time.

    The dilutive effect of the investment may be further increased because the conversion price is subject to reduction if our average stock price is not $23.00 or more on the fourth anniversary of the issuance of the Preferred Stock, or upon an earlier Change in Control if our stock price is not above targeted levels. If this target price is not met, Warburg Pincus VIII may have the ability by converting their Preferred Stock at a conversion price as low as $6.75 per share (assuming an initial conversion price of $11.25) to own approximately 45% of our Common Stock after four years.

    Even if the stockholders do not approve the proposals and assuming the closing conditions are met and Warburg Pincus VIII purchases the Additional Note in the initial principal amount of $29.95 million, Warburg Pincus VIII will still have the right to designate two members of our board under the terms of the Notes and the purchase agreement and will initially own approximately 15% of our Common Stock on an as-converted and as-exercised basis, which could increase to as much as 19.99%. If the Notes remain outstanding and the principal amount of the Notes plus the accrued interest exceeds approximately 5,100,000 shares on an as-converted basis then any increase in the price of our stock will result in additional interest expense.

    The issuance of the Preferred Stock will constitute a "change of control" under the terms of our employee and director stock option plans. As a result, unvested options to acquire approximately 900,000 shares of Common Stock held by our employees and directors will vest as a result of the Warburg Pincus VIII equity investment. Options to acquire approximately 90,000 shares of Common Stock that vest as a result of this transaction are in the money.

The foregoing discussion concerning the information and factors considered by our board is not intended to be exhaustive, but includes all of the material factors considered by our board in making its determination. In view of the variety of factors considered in connection with its evaluation of the Warburg Pincus VIII investment, our board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. In addition, individual directors may have given different weight to different factors.

Use of Proceeds

We intend to use the proceeds of the Warburg Pincus VIII investment to repay debt and to pay related transaction costs. The table below summarizes the estimated uses of proceeds from the equity investment and the senior debt refinancing (in the amount and form currently contemplated). The indebtedness to be retired is not associated with any specific asset, however, we incurred significant further indebtedness for capital expenditures and working capital purposes between 1996 and 2000 during the construction of our Pearl River facility.

	-----Before Equity Investment-----			-----After Equity Investment------
	as of December 31, 2002			as of December 31, 2002
	Committed	Used	Available	Committed	Used	Available
	($ in millions)			($ in millions)

Uncommitted Lines of Credit	$26	$26	$0	$26	$0	$26

Multi Year Bank Facility	$275	$5	$270	$175	$0	$175

Private Placements	$150	$150	$0	$100	$100	$0

Industrial Revenue Bonds	$51	$51	$0	$41	$41	$0

Financial Instruments	$5	$5	$0	$5	$5	$0

Total Balance Sheet Debt	$507	$237	$270	$347	$146	$201

Asset Securitization	$80	$64	$16	$80	$37	$43

Synthetic Lease	$150	$150	$0	$150	$150	$0

Total Debt & Securitizations	$737	$451	$286	$577	$333	$244

The table above assumes that net proceeds of $118 million are received as a result of the equity investment. On a pro forma basis we will use $50 million to reduce private placement borrowings incurred to retire indebtedness to the Prudential Life Insurance Company which earned an annual interest rate of 8.41% and matured February 7, 2003, $10 million to repay Industrial Revenue Bonds ("IRBs") that financed our Marion facility and would be required to be repaid when the facility is sold which is expected to be in the first quarter of 2003, and the remaining $58 million to repay our short term borrowings (uncommitted lines of credit, and borrowing under our current bank facility) and reduce our receivables securitizations. These IRBs, short-term borrowings and costs related to the receivable securitization facility all have pricing that changes with increases and decreases in LIBOR interest rates, for which we have assumed a total cost of approximately 3.5% for these borrowings. The weighted average annual interest rate of all the borrowings repaid in the pro forma calculations is 5.75%.

The new senior revolving credit facility that is a condition to the consummation of Warburg Pincus VIII's additional investment is expected to have a minimum size of $175 million and a term of three years. The facility is expected to have a covenant requiring a minimum EBITDA to Interest ratio (as defined) of 3.5 and a covenant limiting the maximum amount of balance sheet debt to 3.5 times EBITDA at the inception of the facility, decreasing to 3.0 times EBITDA after one year. In addition, there are expected to be other covenants that limit total indebtedness and contractual obligations, capital expenditures, cash acquisitions and stock repurchases. Security is expected to be provided to the lenders under the senior credit facility before March 31, 2004 unless we regain our investment grade ratings. There are also expected to be other terms, conditions and covenants typical for this type of senior revolving credit facility.

Terms of the Preferred Stock

The following description summarizes the material terms of the Preferred Stock. You are urged to read carefully the entire amendment to our certificate of incorporation carefully, a copy of which is attached as Exhibit B.

Dividends. If our consolidated net earnings exceed $160,000,000 for the previous 24 quarters (the "Net Earnings Test"), the Preferred Stock will receive dividends and distributions declared on the Common Stock on an as-converted basis. Since we do not expect to be able to meet this test for at least the next four years, we do not currently anticipate that such dividends will be paid for at least four years, if at all.

After five years, shares of the Preferred Stock will be entitled to dividends equal to 8.75% per annum (or 10% if the Common Stock quarterly dividend is less than $.045 per share or if the Net Earnings Test is not met) of their liquidation preference. These dividends are payable quarterly in cash or will continue to accrue (at the holder's option).

Liquidation Preference. Upon our liquidation, the holders of each series of Preferred Stock would be entitled to be paid out of the assets available for distribution to the stockholders, but before any amounts are paid to the holders of the Common Stock, cash in an amount equal to the greater of the liquidation preference of such series then in effect or the amount receivable if the Preferred Stock held by such holders were converted into Common Stock on the liquidation date. After the earlier of 10 years after the issuance of the Preferred Stock or the completion of a remarketing (as described below), the holders of each series of Preferred Stock would only be entitled to receive the liquidation preference of such series upon liquidation.

The initial liquidation preference for the Series A Preferred Stock is $11.25 per share and the initial liquidation preference for the Series B Preferred Stock is the Series B Purchase Price ($11.25 per share or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period). The liquidation preference of both series accretes at 7.25% per annum (8.5% if the Common Stock quarterly dividend is less than $.045 per share or if the Net Earnings Test is not met), compounded quarterly, through the first five years, and includes accrued but unpaid dividends, if any, on the Preferred Stock. If a liquidation or a Change in Control occurs within 5 years of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. As discussed below, for accounting purposes this accretion is treated as dividends.

Initial Conversion Price. The initial price at which the Series A Preferred Stock may be converted into shares of our Common Stock is $11.25. The initial conversion price of the Series B Preferred Stock is the Series B Purchase Price ($11.25 per share or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period).

Market Price Based Adjustment of Conversion Price. The conversion price of each series of Preferred Stock will be reduced on the fourth anniversary of the issuance of the Preferred Stock if the volume-weighted average price of the Common Stock for the immediately preceding 60 consecutive trading days does not equal or exceed $23.00. The reduction will be equal to the difference between $23.00 and such average price. However, in no event will the conversion price be reduced by more than $4.50 or 40% of the initial conversion price of such series (e.g., by $4.50 for the Series A Preferred Stock) as a result of the market price adjustment. As a result, a conversion price that was initially $11.25 could be reduced to as low as $6.75 per share, which would result in substantially more dilution for the holders of Common Stock. See "Dilutive Effects of the Preferred Stock and Warrants" below. Upon the occurrence of a Change in Control prior to the fourth anniversary of the Preferred Stock issuance, the conversion price of each series of Preferred Stock is subject to similar adjustments (and subject to a similar 40% adjustment limitation), based on a comparison of the average price of the Common Stock over a specified period against target prices of $14.00 in the first year, $17.00 for the second year, $20.00 for the third year and $23.00 for the fourth year after the issuance of the Preferred Stock. The conversion price of each series of Preferred Stock is also subject to customary weighted average anti-dilution adjustments for issuances of Common Stock or Common Stock equivalents at below market as described below.

Conversion by Investors. The holders of the Preferred Stock may convert shares of Preferred Stock into Common Stock (i) at any time after a Conversion Event, as defined below, (ii) if the volume-weighted average price of the Common Stock for the 60 consecutive trading days prior to the date of conversion is at least $23.00 per share, or (iii) upon consent of our board (excluding any director designated by Warburg Pincus VIII). The number of shares of Common Stock issued upon conversion will be equal to the liquidation preference then in effect divided by the then current conversion price. A Conversion Event is the first to occur of the following:

    we publicly report that our cash earnings per share (as defined) for four calendar quarters prior to such report are or will be less than $1.50;

    an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million;

    the first date following the fourth anniversary of the issuance of the Preferred Stock that the highest price of the Common Stock is at least 110% of the lowest price on a trading day not more than 20 trading days before such anniversary selected by the holders of a majority of the Preferred Stock or if no such date is selected, such fourth anniversary;

    a Change in Control (as defined) occurs or we enter into an agreement that would cause such occurrence or a notice of redemption is given; and

    the date on which a majority of the directors then in office (excluding directors designated by Warburg Pincus VIII) adopts a resolution that a Conversion Event has occurred.

Conversion by Us. We can require conversion of the Preferred Stock at any time after the fifth anniversary of the issuance of the Preferred Stock if the closing price of the Common Stock exceeds 125% of the then applicable conversion price for 30 consecutive trading days.

Change in Control. Upon a Change in Control, the holders of the Preferred Stock will have the right to:

    convert the Preferred Stock and receive the consideration from the Change in Control transaction upon conversion; or

    continue to hold the Preferred Stock in the surviving entity; or

    request us to redeem the Preferred Stock for cash in an amount equal to the liquidation preference of such series of Preferred Stock plus any declared and unpaid dividends, in which case we will have the right either to redeem the Preferred Stock or to remarket the Preferred Stock for the holders pursuant to the remarketing provisions described below.

If a Change in Control occurs within five years of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. See "Dilutive Effects of the Preferred Stock and Warrants" below.

A "Change in Control" is defined as (i) a business combination or other transaction where generally 50% or more of our Common Stock is acquired or held by any person other than our stockholders prior to the transaction, (ii) our sale of in excess of 50% of our assets or (iii) individuals who were members of our board as of the issuance date of the Preferred Stock (together with directors whose election or appointment was approved by the directors then in office) cease to constitute a majority of the board of the surviving entity.

Anti-Dilution. The conversion price of each series of Preferred Stock will be subject to customary weighted average anti-dilution adjustments upon certain issuances and deemed issuances of equity and equity-linked securities at prices below the then current market value and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Remarketing. On the seventh anniversary of the initial issuance of the Preferred Stock, upon request of the holders of the Preferred Stock if we fail to cure any dividend payment default, and in the event of a Change in Control (in lieu of the holders of Preferred Stock receiving the Change in Control consideration), we are required to use our reasonable best efforts, together with the remarketing agent, to facilitate the remarketing of the Preferred Stock. We will be required to increase the dividend rate to the rate necessary to resell all of the Preferred Stock at a price not less than 100% of the liquidation preference then in effect. Upon such adjustment, we have the option of either reselling the Preferred Stock for the holders or redeeming the Preferred Stock for cash in the amount of the liquidation preference then in effect.

Redemption. The Preferred Stock is not subject to redemption at the option of the holders of Preferred Stock. We may redeem the Preferred Stock in lieu of affecting a remarketing of the Preferred Stock as described above by paying the holders of Preferred Stock a redemption price in cash equal to the liquidation preference of the Preferred Stock in effect on the date of the redemption.

Board Seats. Pursuant to the terms of the Preferred Stock, so long as Warburg Pincus VIII (or under certain circumstances, its transferees) owns at least one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate two directors to our board and so long as Warburg Pincus VIII (or in certain circumstances, its transferees) owns Preferred Stock representing at least 5% of the outstanding Common Stock (calculated on a fully diluted basis assuming that the Preferred Stock is then currently convertible) but less than one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate one director to our board. Pursuant to the terms of the purchase agreement, at any time after the conversion of the Preferred Stock into shares of Common Stock, Warburg Pincus VIII has the right to appoint (i) two directors to our board so long as it continues to own at least one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants and (ii) one director to our board so long as it continues to own more than 5% of the outstanding Common Stock but less than one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants.

In addition, pursuant to the terms of the purchase agreement, whenever Warburg Pincus VIII (or under certain circumstances, its transferees) has the right to appoint two directors to our board, it also has the right to appoint one observer to attend board meetings.

Under these provisions, Oliver Goldstein, a Vice President of Warburg Pincus LLC, became a member of our board in February 2003. Mr. Goldstein has been with Warburg Pincus LLC since July 1999, serving as a Vice President since January 2001 and as an Associate from July 1999 to December 2000. He was an Associate of Fenway Partners, Inc., a private equity investment firm, from June 1997 to June 1999 and an Analyst at Goldman, Sachs & Co., an investment bank, from June 1993 to July 1995.

Voting Rights. The holders of the Preferred Stock generally have the right to vote with our Common Stockholders on an as-converted basis. For the first five years after the issuance of the Preferred Stock, the holders of the Preferred Stock will not participate in the election of directors, other than the right of the holders of a majority of the outstanding Preferred Stock to designate up to two directors as discussed above under "Board Seats." In addition, the approval of holders of a majority of the Preferred Stock is required to approve:

    changes to our Certificate of Incorporation or bylaws adverse to the rights of the holders of the Preferred Stock;

    offers, sales or issuances of equity securities ranking at the same level as or senior to the Preferred Stock with respect to dividend or liquidation rights; or

    repurchases or redemptions of equity securities or extraordinary dividends on our Common Stock, subject to certain exceptions.

Terms of the Warrants

The following description summarizes the material terms of the Warrants. You are urged to read carefully the form of Warrant in its entirety, a copy of which is attached as Exhibit C.

Number of Shares and Exercise Price. On February 12, 2003 we issued to Warburg Pincus VIII the Initial Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share. The Additional Warrant, which will be issued to Warburg Pincus VIII if the proposals are approved, will grant Warburg Pincus VIII the right to purchase an additional 1,250,000 shares of our Common Stock at an exercise price of $11.25 or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period. The Warrants are exercisable, in whole or in part, at any time.

Expiration. The Warrants will automatically expire on the seventh anniversary of their issuance dates. The Initial Warrant will expire sooner if the securities purchase agreement is terminated and Warburg Pincus VIII does not invest in the Additional Note under certain circumstances.

Adjustments to the Exercise Price. The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to customary weighted average anti-dilution adjustments for issuances or deemed issuances of Common Stock at below the then current market price and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Dilutive Effects of the Preferred Stock and Warrants

If shares of Common Stock are issued upon conversion of the Preferred Stock or exercise of the Warrants, existing stockholders will have their ownership percentage diluted. Upon exercise of the Warrants, 2,500,000 shares of Common Stock are issuable (subject to weighted-average anti-dilution adjustments for issuances of Common Stock and equity linked securities at below market prices, subject to certain exceptions). The exact number of shares of Common Stock that may be issued ultimately upon conversion of the Preferred Stock cannot be determined at this time. The number of shares issued upon conversion of the Preferred Stock will be determined by dividing the liquidation preference then in effect by the conversion price then in effect. As described more fully above, the liquidation preference accretes for the first five years and, if the Preferred Stock is still outstanding and if elected by the holder of the Preferred Stock, for subsequent years as well. This has the effect of increasing the number of shares issuable upon conversion. Also, the conversion price of each series of Preferred Stock is subject to reduction by up to 40% of the initial conversion price of such series if our stock price does not achieve certain levels by specified time periods. This also has the effect of increasing the number of shares issuable upon conversion.

The following table illustrates the number of shares of Common Stock that would be issued upon conversion of the Preferred Stock at assumed conversion prices of $11.25 and $6.75 (the conversion price of the Series A Preferred Stock assuming the maximum market price based adjustment) and upon exercise of all of the Warrants for cash, at three points in time: (i) upon consummation of the investment; (ii) the third anniversary of the issuance of the Preferred Stock; and (iii) the fifth anniversary of the Preferred Stock. The table also indicates the approximate percentage that the shares issuable upon conversion of the Preferred Stock and exercise of the Warrants represent of the outstanding shares of Common Stock based on approximately 31,868,809 shares outstanding as of February 28, 2003.

		End of	End of
	Initially	Third Year	Fifth Year
Issued and Outstanding Common Stock	31,868,809	31,868,809	31,868,809

Liquidation Preference - Preferred Stock	$125,375,000	$161,359,961	$188,594,258

Number of Common Shares
(On an as converted basis using $11.25	13,644,444	16,843,108	19,263,934
Conversion price and assuming all Warrants are exercised for cash)

% Ownership - $11.25 conversion price	30.0%	34.6%	37.7%

Number of Common Shares
(On an as converted basis using $6.75	21,074,074	26,405,179	30,439,890
Conversion price and assuming all Warrants are exercised for cash)

% Ownership - $6.75 conversion price	39.8%	45.3%	48.9%

Assumes that (i) shares of Series A Preferred Stock and Series B Preferred Stock are both issued at $11.25, (ii) there is no conversion during the indicated periods and (iii) there are no participating dividends for the first four years but participating dividends are paid in the fifth year. Excludes accretion on the Note in the principal amount of $20 million prior to the conversion of the Initial Note into Series A Preferred Stock.

In addition, customary anti-dilution adjustments to the conversion price of the Preferred Stock or the exercise price of the Warrants could further dilute the ownership interests of existing stockholders. After the fifth anniversary of the issuance of the Preferred Stock and the termination of the standstill provisions, it is possible that Warburg Pincus VIII may own more than 50% of our outstanding Common Stock on an as-converted and as-exercised basis if they (i) purchase further Common Stock in the market or (ii) elect to have the dividends on the Preferred Stock continue to accrue in lieu of receiving cash dividends and we cannot require conversion of the Preferred Stock due to our market price not exceeding the required level for mandatory conversion. The preferred Stock investment will also accelerate the vesting of employee and director options to acquire approximately 900,000 shares of Common Stock, of which options to acquire approximately 90,000 shares of Common Stock are currently in the money, which may further dilute the ownership interests of our existing stockholders. The effect of this acceleration is not expected to be significant.

The number of shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants will also affect our earnings per share. The larger the number of shares deemed outstanding, the lower our earnings per share will be. The actual effect of the Preferred Stock and Warrants on our earnings per share will depend on the level of our earnings in future periods, the liquidation preference then applicable, the actual conversion prices and the impact of the accounting treatment discussed below. The following table indicates the pro forma effect of this transaction on our earnings from continuing operations for the year ended December 31, 2002, assuming that (i) the Preferred Stock and Warrants were issued and were convertible and exercisable at January 1, 2002, (ii) the initial conversion price of the Series B Preferred Stock was $11.25, and (iii) the dividends on the Preferred Stock accreted at 8.50% for the year.

			2002	2002
			$11.25	$6.75 (1)
	2002	Pro forma	Conversion	Conversion
	Actual	Adjustments	Price	Price
		(dollars in millions, except per share data)

Operating Income	$45.7		$45.7	$45.7
Interest Expense, Net	$10.3	($6.8)(2)	$3.5	$3.5
Earnings From Continuing Operations
Before Income Taxes	$35.4	($6.8)	$42.2	$42.2

Income Taxes	$9.0	$2.4(3)	$11.4	$11.4
Earnings From Continuing Operations	$26.4	$4.4	$30.8	$30.8
Accretion of Preferred Stock Liquidation Preference			$11.0	$11.0
Earnings from Continuing Operations Available to
Common Stockholders	$26.4		$19.8	$19.8

Weighted Average Shares (Basic)	31.6		31.6	31.6
Effect of Dilutive Shares:
Employee Stock Options and Restricted Stock	0.4		0.4	0.4
Assumed Conversion of Preferred Stock	0.0		11.6	19.3
Warrants	0.0		0.6	0.6
Weighted Average Shares (Diluted)	32.0		44.2	51.9

Basic Earnings From Continuing Operations
Per Common Share	$0.84		$0.63	$0.63

Diluted Earnings From Continuing Operations
Per Common Share	$0.83		$0.63	$0.59

  Assumes that $6.75 represents the maximum market price based conversion price adjustment of each series of Preferred Stock.

  Reduction in annual interest expense resulting from the assumed use of net proceeds of $118 million from the sale of the Preferred Stock to repay debt with an average interest rate of 5.75%.

  Federal and state income taxes attributable to interest savings.

  The above table does not reflect the reduction in earnings available to common stockholders for the accretion of the discount related to the valuation of the warrants (see Accounting Treatment below).

If the Preferred Stock is not issued, the shares of Common Stock issuable upon conversion of the Notes would have a similar proportionate dilutive effect on the ownership percentage of existing stockholders and on our earnings per share. Although the total Common Stock issuable to Warburg Pincus VIII is limited to 19.99% of the shares of Common Stock outstanding on February 12, 2003, any Excess Share Payment would be treated as interest which would have the effect of lowering our earnings per share.

Accounting Treatment

Under generally accepted accounting principles in the United States ("GAAP"), we will be required to allocate the proceeds from the sale of the Preferred Stock between Warrants and Preferred Stock based on their relative fair values. Each of these securities will be considered in the calculation of earnings per share as follows:

Potential Effects on Number of Shares (the denominator of Earnings per Share)

The Preferred Stock will not be included in computing the number of shares of Common Stock outstanding unless the Preferred Stock is convertible into Common Stock. The effects on dilution are different depending on the reason the Preferred Stock can be converted into Common Stock. The conditions under which the Preferred Stock can be converted into Common Stock are described below:

    If a Conversion Event occurs prior to the fourth anniversary of the issuance of the Preferred Stock because the volume-weighted average price of the Common Stock for the immediately preceding 60 consecutive trading days is greater than $23.00, then the earnings per share for the period will be computed assuming that the Preferred Stock was converted using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price (each, as adjusted for any anti-dilution adjustments and any market price based conversion adjustment) for the number of days that the Preferred Stock may be converted. If the Preferred Stock is convertible because the market price of our Common Stock is greater than $23.00, there will be no adjustment in the number of shares that the Preferred Stock is convertible into based on the market price of our Common Stock.

    If a Conversion Event occurs because our board waives the requirements for conversion for a period of time, then the earnings per share for the period will be computed assuming that the Preferred Stock has converted using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price (each, as adjusted for any anti-dilution adjustments) both adjusted based on the conversion adjustment (if any) that is required based on the market price during the number of days that the requirements for conversion are waived.

    If the Preferred Stock is permanently convertible after the fourth anniversary of the issuance of the Preferred Stock because the highest market price of our Common Stock is greater than 110% of the lowest market price on one of the last 20 days (selected by the holders of a majority of the Preferred Stock) preceding such fourth anniversary, then at all times after the date of that event the earnings per share will be computed using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price (each, as adjusted for any anti-dilution adjustments and adjusted for any market price based conversion adjustment on the fourth anniversary of the issuance of the Preferred Stock).

    If the Preferred Stock is permanently convertible because either:

    our board has permanently waived the requirements for conversion, or we publicly report that our cash earnings per share for the four quarters prior to such report are or will be less than $1.50, or an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million, or a Change in Control occurs or we enter into an agreement that would cause such an occurrence or a notice of redemption is given,

then at all times after the date of that event the earnings per share will be computed using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price, both assuming that the market price during the last 60 days of the period was the market price during the last 60 days prior to the fourth anniversary for purposes of computing the market price based conversion price adjustment and with each conversion price adjusted for any anti-dilution adjustments.

The Warrants are exercisable at any time and will be immediately included in the computation of diluted earnings per share using the treasury stock method only if they are dilutive (i.e., our market price is greater than the exercise price of the Warrants). Therefore, they become dilutive only when the market price is above $11.25 for the Initial Warrant and the Series B Preferred Stock Purchase Price for the Additional Warrant.

Potential Effects on Income Available to Common Shareholders (the numerator of Earnings per Share)

If, upon issuance, the amount of proceeds allocated to the Preferred Stock is less than the underlying value of our Common Stock (assuming the Preferred Stock were immediately converted), then a beneficial conversion feature (BCF) will exist. A BCF is the intrinsic value or potential intrinsic value of a conversion right embedded in a convertible security at issuance. If and when a BCF exists, the value of that BCF is treated as a non-cash deduction from income available to common stockholders, the numerator of earnings per share calculations, for purposes of computing basic and diluted earnings per share, similar to a preferred dividend. If a BCF exists at the initial issuance of the Preferred Stock, then the reduction in income available to common stockholders is recognized at the time the Preferred Stock becomes convertible. To illustrate this, if the liquidation preference of the Preferred Stock is $125 million at issuance and assuming that the conversion price of each series of Preferred Stock is $11.25, the initial number of shares of Common Stock that the Preferred Stock is convertible into is approximately 11,100,000 shares. If the market price of a share of Common Stock upon the issuance date of the Preferred Stock was $11.00, then the 11,100,000 shares of Preferred Stock are worth, at issuance, $122.2 million. If the proceeds allocated to the Preferred Stock are $120 million, then the potential BCF is $122.2 million less $120 million, or $2.2 million. This amount would be a non-cash reduction of income available to common stockholders for purposes of computing earnings per share in the period when the Preferred Stock first becomes convertible. Based upon the closing price of our Common Stock on March 10, 2003 ($9.46) and the expected valuation of the Warrants, we do not expect that a BCF would occur upon issuance of the Preferred Stock.

The terms of the Preferred Stock do not require Wellman to pay a Preferred Stock dividend in cash for the first five years following the issuance of the Preferred Stock. During this time, the liquidation preference accretes (economically equivalent to a paid in kind dividend) which has the effect of increasing the number of shares of Common Stock deliverable upon a conversion of the Preferred Stock. Because the Preferred Stock is perpetual (not mandatorily redeemable), the fair value of the Preferred Stock dividend when declared will reduce income available to common stockholders for the purposes of computing basic and diluted earnings per share. This fair value of the dividend will reduce earnings per share even if the Preferred Stock is not currently convertible.

During the first five years after the issuance of the Preferred Stock, when a paid in kind dividend increases the liquidation preference, thereby increasing the number of shares of Common Stock issuable on conversion of the Preferred Stock, we must determine whether there is an additional BCF that must be recognized. The measurement of the BCF on each paid in kind dividend is the difference between the market price of our Common Stock at the time that the dividend is issued and the conversion price of the Preferred Stock times the number of shares of Common Stock into which each dividend could be converted. If the Preferred Stock is not yet convertible when the dividend is declared, the potential BCF is not recognized until the Preferred Stock becomes convertible.

As noted above, the carrying value of the Preferred Stock will initially be recorded on our balance sheet at less than the total proceeds received because we are required to attribute a portion of the proceeds to the fair value of the Warrants issued at the same time. Due to the terms of a potential remarketing of the Preferred Stock (in which the dividend rate will be reset to a market rate in order to provide the holder of Preferred Stock with proceeds equal to the liquidation preference of the Preferred Stock), the difference between the proceeds allocated to the Preferred Stock and the liquidation preference at issuance must be charged ratably as a reduction of income available to common stockholders over the period from issuance to the potential remarketing date. This additional accretion will further reduce earnings available to common stockholders and earnings per share in each of the first seven years.

If the volume-weighted average price of our Common Stock for the 60 trading days immediately before the fourth anniversary of the issuance of the Preferred Stock does not equal or exceed $23.00, then the conversion price of each series of Preferred Stock is reduced by the excess of $23.00 over such price during that 60-day period, up to a maximum of 40% of the initial issuance price of each series. This feature potentially increases the number of shares of Common Stock that may be received on conversion of the Preferred Stock and may create another BCF that must be recognized at the later of its creation date or the date that the Preferred Stock becomes convertible. The measurement of this BCF is the product of the market value of the Common Stock on the date that the Preferred Stock is issued times the number of additional shares of Common Stock issued as a result of the change in the conversion price.

After the fifth anniversary of the issuance of the Preferred Stock, the holder(s) of the Preferred Stock may choose to receive dividends in cash rather than as an increase in the liquidation preference. For the portion of the dividend after the fifth anniversary that is paid in kind, the BCF will be determined based on the market price of our Common Stock at that time, rather than at issuance. If the market price of our Common Stock is higher than the effective conversion price at the time of election, a BCF will be created. If the holder elects cash, the amount of the cash dividend paid will be the measure of the reduction of income available to common stockholders.

Potential Effects of Computing Earnings per Share Using the Two-Class Method

The Preferred Stock requires that if certain contingencies are met, the stated dividend is reduced and the holders of Preferred Stock are permitted to receive the same dividends that we pay on our outstanding Common Stock. When a class of security holders is able to participate in dividends along with common stockholders, GAAP requires the use of the "two-class method" of determining earnings per share, which may affect both basic and diluted earnings per share.

The two-class method is an earnings allocation method that calculates earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Under the two-class method: (a) for each class of stock and participating security, income from continuing operations (and net income) is reduced by the amount of dividends declared in the current period and by the contractual amount of dividends (or interest on participating income bonds) that must be paid for the current period (for example, unpaid cumulative dividends); (b) the remaining earnings are allocated to common stock and participating securities to the extent that each security shares in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to each security are determined by adding together the amount allocated for dividends and the amount allocated for the participation feature; (c) the total earnings allocated to each security are divided by the weighted-average of outstanding shares of the security to determine the earnings per share for the security; and (d) basic and diluted earnings per share data are presented for each class of common stock. Earnings per share data is not required to be presented for other types of participating securities, such as participating preferred stock.

If the two-class method is required to be used, the earnings per share will be diluted more than is presented in the pro forma dilution on page 33. We do not expect the Preferred Stock to be able to participate in Common Stock dividends for at least four years, if at all, and therefore we do not expect to have to use the two-class method for at least four years, if at all.

Other

Under certain conditions, such as a Change in Control, the remarketing feature in the Preferred Stock may be accelerated, additional dividends may be payable and there may be an adjustment in the conversion price of the Preferred Stock, if certain price targets have not been met. No accounting recognition will be given to these features until the contingencies are met.

The accounting treatment of the Notes is comparable to that of the Preferred Stock except that the BCFs will be treated as interest expense, resulting in a decrease in net income as opposed to income available to our common stockholders. In addition, the Excess Share Payment will be recorded at the market price of our Common Stock at the end of each reporting period, with any changes in the market price from period to period being recorded as interest expense. These amounts could significantly affect our net income and earnings per share.

Other Agreements with Warburg Pincus VIII

No Solicitation. The securities purchase agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding an alternative equity financing or change of control prior to the consummation of Warburg Pincus VIII's investment. However, if we receive an unsolicited proposal for a change of control transaction from a third party, we may respond if our board determines in good faith, after consultation with our financial advisors, that such proposal is more favorable to our stockholders than the Warburg Pincus VIII investment and, after consultation with our legal advisors, that failure to respond is reasonably likely to cause a breach of its duties to our stockholders. In the event that our board withdraws its recommendation of the proposals, we are required to issue the Additional Warrant to Warburg Pincus VIII at an exercise price of $11.25 per share.

Preemptive Rights. Each holder of more than 10% of the outstanding Preferred Stock will generally have a right to purchase its pro rata amount of any new issuances of our equity securities (excluding, among other things, stock issued as consideration for mergers and acquisitions, employee stock options and in some registered public offerings).

Registration. We are required to file a shelf registration statement on Form S-3 with the SEC promptly after the issuance of the Preferred Stock and use our best efforts to cause such registration statement to become effective. Upon the effectiveness of the registration statement, the holders of Preferred Stock, Warrants and Common Stock issuable upon conversion or exercise of such securities will have the right to resell their Preferred Stock, Warrants, and any shares of Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants. We are responsible for the costs of such registration.

Out-of-Pocket Expenses. We will reimburse Warburg Pincus VIII for their out-of-pocket expenses up to $1,500,000 regardless of whether the transactions close. However, we will not be obligated to pay more than $500,000 if the transactions fail to close solely as a result of Warburg Pincus VIII's breach.

Restrictions on Transfer. Unless otherwise approved by our board and subject to customary exceptions, Warburg Pincus VIII can transfer the Preferred Stock, the Warrants and the Common Stock to its affiliates, the public or to a private investor, provided that as a result of any transfer to a private investor no one person or group would hold, to the knowledge of Warburg Pincus VIII, more than 20% of our then outstanding Common Stock. Transfers pursuant to certain tender and exchange offers is also permitted. However, Warburg Pincus VIII cannot, subject to certain exceptions, transfer the Warrants or the Common Stock issuable under the Warrants before February 12, 2004, and from February 13, 2004 through February 12, 2005 it cannot transfer more than half of them. In addition, for five years if Warburg Pincus VIII proposes to transfer Preferred Stock and it would own less than a majority of the Preferred Stock, Warburg Pincus VIII is required to obtain an irrevocable proxy from each transferee in connection with the right of the holders of a majority of the Preferred Stock to designate directors to the board.

Standstill Provisions and Other Matters. Until the fifth anniversary of the issuance of the Preferred Stock, Warburg Pincus VIII may not, without our consent, acquire any securities other than (i) securities issuable upon conversion or exercise of the Preferred Stock, the Notes or the Warrants and (ii) up to an aggregate of an additional 5% of our Common Stock; provided that in no event may acquisitions of Common Stock pursuant to clause (ii) result in their beneficially owning more than 49.9% of our then outstanding voting power. In addition, during the same period, Warburg Pincus VIII may not solicit proxies or influence any person with respect to the voting of our securities, make any public announcement regarding any transaction involving them and us or our stockholders, enter into or be involved in an acquisition or business combination transaction relating to us or our assets, participate in or form any group generally for the purpose of acting jointly or in concert with respect to our voting securities, or seek to influence our management policies (other than as a stockholder voting on matters brought before our stockholders generally or through their board nominees). Warburg Pincus VIII also may not sell short our Common Stock except as part of a program to dispose of its securities, provided that no such program may occur during the 90 trading days prior to the fourth anniversary of the issuance of the Preferred Stock (on which date the conversion price is subject to adjustments based on the market price of our Common Stock) or 30 days prior to the date of the consummation of a Change in Control. (See "Terms of the Preferred Stock - Market Price Based Adjustment of Conversion Price".)

Restriction on Increase in Size of Board. The securities purchase agreement contains a restriction restricting our ability to amend our by-laws to increase the size of our board above 10 members.

Terms of Notes

If the stockholders approve the proposals, all outstanding Notes will automatically convert into shares of Series A Preferred Stock. If stockholder approval for the proposals is not obtained, the outstanding Initial Note in the initial principal amount of $20 million will remain outstanding and, subject to the satisfaction of certain closing conditions, Warburg Pincus VIII will purchase the Additional Note in the initial principal amount of $29.95 million.

The Notes generally become due and payable either upon the occurrence of an event of default or six years after issuance. Interest on the Notes accrues at the rate of 8.775%, compounded annually, for the first five years, and 10.38% thereafter. During the first five years, up to 40% of the interest is payable in cash, at the election of the holder. Any interest not paid in cash will be added to the principal amount of the Notes (i.e., accreted). The Notes are subordinated and subject in right of payment to the prior payment in full of all of our outstanding indebtedness and certain contractual payment obligations other than certain accounts payable, inter-company debt and debt evidenced by certain equity interests.

If our stockholders do not approve the proposals, the Notes will remain outstanding and convertible at the option of the holders into Common Stock, subject to certain requirements for conversion. The number of shares of Common Stock issuable upon conversion is equal to the accreted principal amount of the Notes then in effect divided by the then current conversion price (initially, $11.25). The Common Stock issuable upon conversion or exercise of the Notes and Warrants would be limited to 19.99% of our Common Stock outstanding on February 12, 2003. Warburg Pincus VIII is entitled to the cash Excess Share Payment in lieu of receiving the Excess Shares. The provisions of the Notes regarding the conversion price, market price based conversion price adjustments and weighted average anti-dilution adjustments, conversions by the holders and mandatory conversions at our option are substantially similar to those described above for the Series A Preferred Stock.

In addition, we are subject to certain negative covenants pursuant to the terms of the Notes. Without the consent of the holders of a majority of the value of the Notes then outstanding, we cannot:

    change our certificate of incorporation or bylaws to adversely affect the rights of the holders of the Notes;

    sell or issue debt convertible into or exchangeable for equity securities ranking prior in right of payment to the Notes;

    repurchase or redeem equity securities in excess of $20 million per year, subject to certain exceptions;

    declare or pay extraordinary dividends on our Common Stock; and

    permit our consolidated indebtedness and securitizations to exceed $626 million at the end of any quarter.

Warburg Pincus LLC

Warburg Pincus VIII is a private equity fund managed by Warburg Pincus LLC, a leading private equity investment fund. The firm currently has nearly $10 billion under management, with approximately $6 billion available for investment in a range of industries. Since 1971, Warburg Pincus LLC has sponsored ten private equity investment funds with committed capital in excess of $19 billion. These funds have invested more than $15 billion in 469 companies in 29 countries.

Financial Advisors

J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Fleet Securities, Inc. acted as our financial advisors in our negotiations with Warburg Pincus VIII. For their advisory services we expect to pay aggregate fees of $5.7 million on closing and reimburse their expenses arising in connection with the transaction.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO
OUR CERTIFICATE OF INCORPORATION TO
INCREASE AUTHORIZED SHARES OF COMMON STOCK, AUTHORIZE TWO SERIES OF CONVERTIBLE PREFERRED STOCK AND PROVIDE THAT AMENDMENTS TO THE TERMS OF A CLASS OR SERIES OF PREFERRED STOCK MAY BE APPROVED BY THE HOLDERS OF SUCH CLASS OR SERIES

At the special meeting, our stockholders will be asked to approve an amendment to our Certificate of Incorporation to (a) increase our authorized shares of Common Stock, $0.001 par value, from 55,000,000 shares to 100,000,000 shares, (b) authorize 5,000,000 shares of Series A Preferred Stock and 6,700,000 shares of Series B Preferred Stock and (c) permit amendments to the terms of one or more class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series but without the approval of the holders of Common Stock. The terms of the Preferred Stock are described above under Proposal 1. The text of the proposed amendment to our Certificate of Incorporation is set forth in Exhibit B attached hereto. We urge you to read the amendment carefully in its entirety.

Proposals 1 and 2 are each contingent upon the approval of the other. No action will be taken on either proposal unless both proposals are approved.

Reasons for the Amendment

We do not currently have any shares of preferred stock authorized or issued and we do not have enough shares of Common Stock authorized to permit the conversion of the Preferred Stock and the exercise of the Warrants. If the stockholders do not approve this proposal, we will not be able to sell the Preferred Stock and issue the Additional Warrant to Warburg Pincus VIII. In connection with its approval of the Warburg Pincus VIII investment, our board unanimously declared the advisability of and approved an amendment to our Certificate of Incorporation to (i) increase the number of shares of Common Stock that we are authorized to issue to 100,000,000 (ii) authorize 5,000,000 shares of Series A Preferred Stock and 6,700,000 shares of Series B Preferred Stock, and (iii) permit amendments to the terms of one or more class or series of Preferred Stock with only the approval of our board and the holders of such class or series, and resolved to submit the proposed amendment to our stockholders.

Although the principal purpose for increasing the authorized shares of Common Stock is to permit the conversion of the Preferred Stock and the exercise of the Warrants, the increase would also provide us with approximately 36,000,000 additional authorized shares for issuance in other financing and acquisition transactions that we may determine to pursue in the future, stock dividends or splits, employee benefit plans and other corporate purposes. Once authorized, the additional shares of Common Stock may be issued with approval of our board and without further approval of the stockholders unless such approval is required by applicable law, rule or regulation. The existing issued and outstanding shares of Common Stock will not change as a result of the proposed amendment to our Certificate of Incorporation and holders of the Common Stock will not receive new stock certificates.

The purpose of the amendment to permit amendments to the terms of a series or class of Preferred Stock with only the approval of our board and the holders of such class or series is to give the board the ability to react quickly to future events by giving us the flexibility to negotiate revised terms of the Preferred Stock with the holders of the Preferred Stock in response to such future events and implement the revised terms on an expedited basis. This is particularly true because of the need to respond quickly to a rapidly changing environment and the complexity of the terms of the Preferred Stock.

Recommendation of our Board of Directors

Our board of directors unanimously recommends a vote FOR the approval and adoption of the amendment of the Certificate of Incorporation.

Anti-Takeover Effects of the Amendment and Purchase Agreement

We do not believe that the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares and to authorize the Preferred Stock will have a material anti-takeover effect. however, it will affect the Company's financial position and the Preferred Stock will have certain rights that may be a factor in any proposal to acquire us.

Our principal anti-takeover device, designed to allow us to obtain the highest possible price for our stockholders in the event of a proposed acquisition, is our stockholders rights plan. The plan provides each stockholder of record one common stock purchase right for each share of Common Stock. The rights are represented by the Common Stock certificates and are not separately traded from the Common Stock and are not currently exercisable. The rights become exercisable only if a person acquires beneficial ownership at 20% or more of our Common Stock or announces a tender offer or exchange offer that would result in beneficial ownership of 20% or more of our Common Stock, at which time each right would enable the holder to buy shares of the Common Stock at a discount to the then market price. We may redeem the rights for $.01 per right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of our Common Stock. The rights have a 10-year term. This plan may have the effect of delaying, deferring or preventing a change in control of our Common Stock. This may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. With the approval of our board, we amended the terms of the rights plan to provide that the rights are not exercisable in connection with this investment.

One example of how the amendment to our Certificate of Incorporation could either positively or negatively affect an unsolicited attempt by a third party to acquire control of us is that the issuance of the Preferred Stock and the issuance of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants have the effect of diluting the voting power of the other outstanding shares.

In addition, the amendment to our Certificate of Incorporation contains other provisions that may increase the cost to acquire us. the holders of Preferred Stock have the right to require us to use our reasonable best efforts, together with the remarketing agent, to remarket the Preferred Stock by increasing the dividend rate of the Preferred Stock to the rate necessary to resell the Preferred Stock at a price not less than 100% of the liquidation preference then in effect. We may redeem the Preferred Stock in lieu of effecting a remarketing by paying the holders of Preferred Stock a redemption price in cash equal to the liquidation preference of the Preferred Stock then in effect. Upon the occurrence of a Change in Control prior to the fifth anniversary of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. Further, in the event of a Change in Control prior to the fourth anniversary of the issuance of the Preferred Stock, there may be a market price based adjustment to the conversion prices of each series of Preferred Stock depending upon whether the average price of the Common Stock over a specified period is below specified target prices ranging from $14.00 in the first year to $23.00 in the fourth year.

Other existing provisions of our Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in the control of our company. The following provisions may have anti-takeover effects: (a) mergers and certain other business combinations of us with any holder of 40% or more of our capital stock (a "Related Person") must be approved by a majority of the then outstanding Common Stock held by stockholders other than the Related Person and its affiliates and associates; and (b) if any person or group acquires 75% or more of our capital stock (a "Control Group"), we must offer to purchase for cash all of our outstanding capital stock (including shares issuable upon exercise of outstanding options and warrants and upon conversion of convertible securities) not owned by the Control Group at the highest price per share paid by the Control Group in acquiring our stock. The approval of the proposals shall be deemed to be approval of the issuances of the Preferred Stock, Warrants and Common Stock issuable upon conversion and exercise of the Preferred Stock and Warrants to Warburg Pincus VIII as a Related Person to the extent the foregoing provision is applicable to this transaction.

In addition, we agreed in the Purchase Agreement that we would not amend our by-laws to increase the size of our board above 10 members.

We are also governed by Section 203 of the Delaware General Corporation Law which provides that certain "business combinations" between us and an "interested stockholder," which is generally defined as a stockholder beneficially owning 15% or more of our voting stock, are generally prohibited for a three-year period following the date that the acquiror became an interested stockholder. The term "business combination" is defined generally to include mergers, tender offers and transactions that increase an interested stockholder's percentage ownership of stock in a Delaware corporation. Because our board of directors has approved the equity investment by Warburg Pincus VIII, it will not be subject to the restrictions of Section 203.

STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table shows, as of March 3, 2003, our Common Stock owned beneficially by our directors and executive officers and by any person or group known to us to be the beneficial owner of more than 5% of the Common Stock. Unless indicated otherwise, all persons and groups have sole voting and investment power over the shares listed. The following table shows, as of March 3, 2003, all persons we know to be "beneficial owners (1)" of more than 5% of our Common Stock. The information on 5% holders is based on reports on Schedule 13G filed with the Securities and Exchange Commission ("SEC") by the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

Name	Amount Beneficially Owned (1)	Percentage of Common Stock
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,855,700	8.96%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	2,498,100	7.84%
Thomas M. Duff	897,866	2.82
James B. Baker	75,265 (3)	-
Clifford J. Christenson	441,527	1.39%
Oliver Goldstein	-	-
Richard F. Heitmiller	39,446	-
Gerard J. Kerins	14,786	-
James E. Rogers	46,019	-
Marvin O. Schlanger	18,630	-
Roger A. Vandenberg	92,651	-
John R. Hobson	210,475	-
Keith R. Phillips	229,318	-
Joseph C. Tucker	192,595	-
Ernest Taylor	138,951	-
Mark J. Rosenblum	138,990	-
Michael Dewsbury	128,422	-
Audrey L. Goodman	31,765	-
All Directors and Executive Officers as a Group (16 persons)	2,696,706	8.5%

(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, a person "beneficially" owns our Common Stock not only if he holds it directly, but also if he indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) has or shares the power to vote the stock, or to sell it, or has the right to acquire it within 60 days.

(2) Wellington Management Company, LLP has shared voting power over 1,389,500 shares and shared investment power over 2,855,700 shares.

(3) Dimensional Fund Advisors Inc. has sole voting and investment power over the shares listed in its role as investment advisor or manager of various investment companies, commingled group trusts and separate accounts. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of these securities.

(4) Of the shares listed for Mr. Baker, 200 are owned by his wife and of the shares listed for Ms. Goodman, 250 are owned by her husband.

(5) The number of shares shown for each non-employee director includes the following shares that may be acquired upon exercise of stock options that were exercisable as of March 3, 2003 or that will become exercisable within 60 days of that date: Mr. Baker, 8,000; Mr. Heitmiller, 10,000; Mr. Kerins, 3,000; Mr. Rogers, 9,000; Mr. Schlanger, 4,000; and Mr. Vandenberg, 10,000.

The number of shares shown for each non-employee director also includes the following restricted shares that were awarded under the Deferred Compensation and Restricted Stock Plan: Mr. Baker, 32,339; Mr. Heitmiller, 12,682; Mr. Kerins, 4,519; Mr. Rogers, 16,200; Mr. Schlanger, 5,691; and Mr. Vandenberg, 39,609.

(6) The number of shares shown for each executive officer includes the following shares that may be acquired upon exercise of stock options that were exercisable as of March 3, 2003 or that will become exercisable within 60 days of that date: Mr. Duff, 397,080; Mr. Christenson, 303,280; Mr. Hobson, 171,320; Mr. Phillips, 168,280; Dr. Tucker, 137,520; Mr. Taylor, 113,080; Mr. Rosenblum, 108,200; Mr. Dewsbury, 95,000; and Ms. Goodman, 28,600.

The number of shares shown for each executive officer also includes the following restricted shares that were acquired under the Deferred Compensation and Restricted Stock Plan: Mr. Duff, 41,348; Mr. Christenson, 38,566; Mr. Hobson, 11,597; Mr. Phillips, 23,936; Dr. Tucker, 19,305; Mr. Taylor, 4,411; Mr. Rosenblum, 12,155; and Mr. Dewsbury, 3,635.

The number of shares shown for each executive officer also includes the number of shares of our Common Stock beneficially owned indirectly as of March 3, 2003 by such officer in our Employee Stock Ownership Plan and Retirement Plan: Mr. Duff, 4,549 and 34,541; Mr. Christenson, 4,545 and 56,567; Mr. Hobson, 5,158 and 11,655; Mr. Phillips, 3,884 and 9,282; Dr. Tucker, 4,863 and 10,951; Mr. Taylor, 4,774 and 7,430; Mr. Rosenblum, 4,871 and 192; Mr. Dewsbury, 4,317 and 17,535; and Ms. Goodman, 2,915 and 0.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Under the regulations of the SEC, a record or beneficial owner of shares of Wellman's Common Stock may submit proposals to be included in the proxy statement on proper subjects for action at Wellman's Annual Meeting of Stockholders. All such proposals to be included in the proxy statement relating to the 2003 Annual Meeting of Stockholders must have been mailed to the Investor Relations Officer at Wellman, Inc. at 595 Shrewsbury Avenue, Shrewsbury, New Jersey 07702 and must have been received at that address on or before December 23, 2002, in order to be included in the proxy relating to the 2003 Annual Meeting. A record or beneficial owner of shares of Wellman's Common Stock may also submit proposals on proper subjects for action at the 2003 Annual Meeting without including such proposals in the proxy statement for such meeting. We must be notified of such owner's intention to do this no later than April 20, 2003.

OTHER MATTERS

Other Matters

Our board of directors knows of no other matters to be brought before the special meeting. However, if any other matters arise, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the board of directors.

Expenses of Solicitation

We will bear the cost of solicitation of proxies. We have retained Georgeson Shareholder Services Inc. to assist with the solicitation of proxies at an estimated fee of approximately $25,000 plus expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our Common Stock.

INCORPORATION OF INFORMATION BY REFERENCE

We file periodic reports, proxy statements and information statements with the SEC and we can "incorporate by reference" into this proxy statement information already filed by us with the SEC. This means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this proxy statement. We incorporate by reference the documents or portions thereof listed below:

    Annual Report on Form 10-K for the year ended December 31, 2002; and

    Form 8-K dated February 13, 2003.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the special meeting, shall be deemed incorporated by reference and be a part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to be part of this proxy statement.

The documents incorporated by reference into this proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement are not themselves specifically incorporated by reference, then exhibits will not be provided.

Requests for documents should be directed to Wellman, Inc., 595 Shrewsbury Avenue, Shrewsbury, New Jersey 07702, Attention: Investor Relations Officer, telephone (732) 212-3321.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms at 450 Fifth Street, Washington, D.C., 20549 or at the SEC's other public reference rooms in New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, at prescribed rates. Our public filings with the SEC are also available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The proxy statement and these other documents may also be obtained free from us.

You should rely on the information contained in this proxy statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholder shall not create any implication to the contrary.

PROXY

WELLMAN, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ____________, 2003

The undersigned hereby appoints Thomas M. Duff, Clifford J. Christenson and David K. Duffell or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Special Meeting of Stockholders to be held on ___________, 2003, at 10:00 AM local time, at the Oyster Point Hotel, 146 Bodman Place, Shrewsbury, New Jersey, or at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders as follows, and otherwise in their discretion upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment thereof.

(1) (a) To approve the issuance and sale to Warburg Pincus VIII Pincus Private Equity VIII, L.P. of (i) no more than 5,000,000 shares of newly created Series A Convertible Preferred Stock, (ii) 6,700,000 shares of newly created Series B Convertible Preferred Stock, and (iii) a warrant to purchase 1,250,000 shares of Common Stock, (b) to ratify the prior issuance of the warrant to purchase 1,250,000 shares of Common Stock and (c) to approve the issuance of shares of Common Stock issuable upon the conversion of such Preferred Stock and exercise of such warrants.
__FOR ___ AGAINST ___ ABSTAIN

(2) To approve an amendment to the our Certificate of Incorporation to (i) increase the Company's authorized shares of Common Stock, $0.001 par value, from 55,000,000 shares to 100,000,000 shares, and (ii) authorize two newly created series of preferred stock, one designated as "Series A Convertible Preferred Stock," consisting of 5,000,000 shares, and the other designated as "Series B Convertible Preferred Stock," consisting of 6,700,000 shares, and (iii) permit amendments to the terms of a class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series of Preferred Stock.

___ FOR ___ AGAINST ___ ABSTAIN

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

___ FOR ___ AGAINST ____ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

Date: _____________________, 2003

____________________________________
Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please sign in partnership name by an authorized person.

PLEASE COMPLETE, INDICATE YOUR VOTE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ON , 2003. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.